UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )
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Oasis Petroleum Inc.
(Name of Registrant as Specified In Its Charter)
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OASIS PETROLEUM INC.
1001 Fannin Street
Suite 1500
Houston, Texas 77002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Oasis Petroleum Inc.:
Notice is hereby given that the Annual Meeting of Stockholders of Oasis Petroleum Inc. (the “Company”) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on Thursday, May 4, 2017, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:
1. To elect three Class I directors, each for a term of three years.
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.
3. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission.
4.    To approve, on an advisory basis, the selection of the frequency of future advisory votes on named executive officer compensation.
These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 8, 2017.
YOUR VOTE IS IMPORTANT
Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Nickolas J. Lorentzatos
Corporate Secretary
Houston, Texas
March 22, 2017

OASIS PETROLEUM INC.
1001 Fannin Street
Suite 1500
Houston, Texas 77002
A Letter from our Board of Directors
March 22, 2017
Dear Stockholders,
In preparation for our 2017 annual stockholder meeting, we are pleased to update you on a very successful year for Oasis. In 2016, the Oasis team came together and exceeded performance expectations despite the challenging commodity price environment which continued to affect our industry. Our success throughout 2016 leaves us in a position of strength, both financially and operationally.
As 2015 came to a close, the Company had significantly exceeded our performance targets for 2015 despite a difficult market environment that had seen the average NYMEX West Texas Intermediate crude oil index price ("WTI") decline by fifty percent from the prior year. However, as we prepared for 2016, instead of the recovery that some in the industry had forecasted for the end of 2015, we faced commodity prices that continued to fall and a market outlook that the industry termed "lower for longer."
It was in light of the continued depressed market environment and "lower for longer" expectations for commodity prices, and in spite of the Company's excellent performance in 2015, that the Compensation Committee took the following actions for 2016:

•	for the second year in a row, froze base salaries for Named Executive Officers at 2014 levels, keeping base salaries for 2016 below the 50th percentile of our compensation peer group; and

•
exercised negative discretion to significantly reduce restricted stock and PSU awards granted in 2016 below target, at approximately 60% of target for our Chief Executive Officer and less than 65% of target for our other Named Executive Officers.

In addition, the Board of Directors voluntarily reduced the value of their restricted stock awards for 2016 for the second year in a row.
The Company also made operational adjustments due to the "lower for longer" outlook, including reducing our rig count from 3 rigs to 2 rigs, and our frac crews from 2 crews to 1 crew. Nevertheless, we challenged the Company to meet performance goals in 2016 that were, generally, more rigorous than its 2015 performance goals; and the Oasis team delivered again, exceeding targeted performance. The following are key performance highlights from 2016, which are discussed in more detail in this proxy statement:

•	Our share price rose 105% from December 31, 2015 to December 31, 2016.

•	We kept production effectively level, while spending 55% less in exploration and production capital year-over-year.

•	We improved our balance sheet by taking steps both to reduce leverage metrics and to reduce cash interest.

•	We brought our Wild Basin infrastructure project online in the fourth quarter.

•
We acquired approximately 55,000 net acres and approximately 12,000 Boe per day of production in the Williston Basin, increasing our gross operated drilling locations in our core acreage by approximately 25%.

In addition, in 2016, we continued our expanded, compensation-focused stockholder outreach program, which supplements our executive management's continuous engagement of our stockholders through investor events and in-office meetings. We invited our largest institutional stockholders, representing over 50% of our outstanding shares, to meet with us to discuss our executive compensation program, as well as any other compensation or corporate governance matters that the stockholders wished to discuss. The feedback we received and our responses are discussed in more detail in this proxy statement.
At our 2017 Annual Meeting, we will hold our fourth advisory vote on named executive officer compensation, or "say on pay" vote, and our second frequency of say-on-pay advisory vote. In our first frequency of say-on-pay advisory vote, our stockholders voted to hold say-on-pay advisory votes every two years. However, after careful consideration, consistent with our policy of seeking input from, and engaging in discussions with, our stockholders regularly on matters such as executive compensation, we are recommending that stockholders vote to hold a say-on-pay vote annually.

We remain committed to providing competitive, results-oriented total compensation opportunities for our executives, who collectively have the responsibility for making our company successful, and the changes we have made, both in our disclosure and our executive compensation program, align with and further support our performance-based compensation philosophy. By providing substantial performance-based incentive compensation that is aligned to our business strategy and specific performance objectives, while avoiding unnecessary and excessive risks, we build a strong link between the interests of our executives and the value derived by our stockholders from owning our company’s stock.
Furthermore, we believe that the opportunity to conduct an annual say-on-pay advisory vote, will give our stockholders increased confidence in knowing that we are responsive to investor priorities and concerns and are committed to stockholder communication and engagement, and we plan to continue our stockholder outreach efforts in the coming years. We value your input and never take for granted your continuing support and encouragement.
The Board of Directors of Oasis Petroleum Inc.
William J. Cassidy
Ted Collins, Jr.
John E. Hagale
Michael McShane
Thomas B. Nusz
Taylor L. Reid
Bobby S. Shackouls
Douglas E. Swanson, Jr.

OASIS PETROLEUM INC.
1001 Fannin Street
Suite 1500
Houston, Texas 77002
PROXY STATEMENT
2017 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors of the Company (the "Board of Directors" or the "Board") requests your Proxy for the Annual Meeting that will be held on Thursday, May 4, 2017, at 9:00 a.m. Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 (the "Annual Meeting"). By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Corporate Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT
As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report”) available to its stockholders electronically via the internet. The Company is sending on or about March 22, 2017, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 8, 2017, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.
Stockholders of Record and Beneficial Owners
Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.
Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.
QUORUM AND VOTING
Voting Stock. The Company’s common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 8, 2017. As of the record date, 237,480,468 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.
Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.
If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.
Vote Required. For Item 1, directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Approval of Item 2, ratification of the selection of the Company’s independent registered public accounting firm, and Items 3 and 4 will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. However, because Item 4 has three possible substantive responses (every three years, every two years and every year), if none of the frequency alternatives receives the vote of holders of a majority of the shares present and entitled to be voted, then we will consider stockholders to have approved the frequency selected by holders of a plurality of the shares present and entitled to be voted.
An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s independent registered public accounting firm, brokers will have discretionary authority in the absence of timely instructions from their customers. For approval of Items 3 and 4, brokers will not have discretionary authority in the absence of timely instructions from their customers.
Effect of Abstentions and Broker Non-Votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on Item 1, the election of directors. For purposes of Item 2, voting on the ratification of the selection of the independent registered public accounting firm, and the advisory votes in Items 3 and 4, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.
Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	Item 1, FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class I directors.

•	Item 2, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017.

•	Item 3, FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

•	Item 4, for a frequency of "EVERY YEAR” for future advisory “say on pay” stockholder votes on compensation of our named executed officers.
If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item 1—Election of Directors” below, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Thomas B. Nusz	57	Chairman and Chief Executive Officer
Taylor L. Reid	54	Director, President and Chief Operating Officer
William J. Cassidy(1)(2)(3)	51	Director
Ted Collins, Jr.(1)(3)	78	Director
John E. Hagale(1)(3)	60	Director
Michael McShane(1)(2)	63	Director
Bobby S. Shackouls(2)	66	Director
Douglas E. Swanson, Jr.(2)(3)	45	Director
Michael H. Lou	42	Executive Vice President and Chief Financial Officer
Nickolas J. Lorentzatos	48	Executive Vice President, General Counsel and Corporate Secretary
 __________________

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.
The Company’s Board of Directors currently consists of eight members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Collins, Hagale, and Swanson are designated as Class I directors, and their terms of office expire in 2017. Messrs. Cassidy, Reid and Shackouls are designated as Class II directors, and their terms of office expire in 2018. Messrs. McShane and Nusz are designated as Class III directors, and their terms of office expire in 2019.
Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director. Each of the Company's officers serves at the discretion of the Board of Directors.
Thomas B. Nusz has served as our Director and Chief Executive Officer (or in similar capacities) since our inception in March 2007. He also served as our President until January 1, 2014, and has 35 years of experience in the oil and gas industry. From April 2006 to February 2007, Mr. Nusz managed his personal investments, developed the business plan for Oasis Petroleum LLC and secured funding for the Company. He was previously a Vice President with Burlington Resources Inc., a formerly publicly traded oil and gas exploration and production company or, together with its predecessors, Burlington, and served as President International Division (North Africa, Northwest Europe, Latin America and China) from January 2004 to March 2006, as Vice President Acquisitions and Divestitures from October 2000 to December 2003 and as Vice President Strategic Planning and Engineering from July 1998 to September 2000 and Chief Engineer for substantially all of such period. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. From September 1985 to June 1998, Mr. Nusz held various operations and managerial positions with Burlington in several regions of the United States, including the Permian Basin, the San Juan Basin, the Black Warrior Basin, the Anadarko Basin, onshore Gulf Coast and the Gulf of Mexico. Mr. Nusz was an engineer with Mobil Oil Corporation and for Superior Oil Company from June 1982 to August 1985. He is a current member of the National Petroleum Council, an advisory committee to the Secretary of Energy of the United States. Mr. Nusz holds a Bachelor of Science in Petroleum Engineering from Mississippi State University.
Taylor L. Reid has served as our Director, President and Chief Operating Officer since January 1, 2014. He served as our Director, Executive Vice President and Chief Operating Officer (or in similar capacities) since our inception in March 2007 and has 32 years of experience in the oil and gas industry. From November 2006 to February 2007, Mr. Reid worked with Mr. Nusz to form the business plan for Oasis Petroleum LLC and secure funding for the Company. He previously served as Asset Manager Permian and Panhandle Operations with ConocoPhillips from April 2006 to October 2006. Prior to joining ConocoPhillips, he served as General Manager Latin America and Asia Operations with Burlington from March 2004 to March 2006 and as General Manager Corporate Acquisitions and Divestitures from July 1998 to February 2004. From March 1986 to June 1998, Mr. Reid held various operations and managerial positions with Burlington in several regions of the continental United States, including the Permian Basin, the Williston Basin and the Anadarko Basin. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. Mr. Reid holds a Bachelor of Science in Petroleum Engineering from Stanford University.

William J. Cassidy has served as our Director since September 2010, is the Chair of our Nominating and Governance Committee, and serves on our Audit and Compensation Committees. Mr. Cassidy served as Executive Vice President and Chief Financial Officer at Bonanza Creek Energy, Inc. from 2013 to 2016. Previously, Mr. Cassidy served as the Global Head of Corporate Finance and Treasury for Puma Energy, a midstream and downstream oil company with operations spanning 37 countries and a subsidiary of the commodity trading multinational Trafigura Beheer BV. From November 2009 until April 2013, Mr. Cassidy was a Principal at RPA Capital, LLC an asset management fund focused on providing mezzanine capital to commodity producers. He served as a non-executive director of GasValpo, SA, a Chilean gas distribution company, from September 2008 until September 2012. Previously, Mr. Cassidy worked at USDCM, LLC, a Greenwich, Connecticut based drilling fund from the end of 2008 until the end of 2009. From 2006 until 2008, Mr. Cassidy served at Barclays Capital as Head of Exploration and Production Investment Banking. From 2002 to 2006 he worked as a senior member of the Energy and Power Investment Banking division at Banc of America Securities. Mr. Cassidy began his investment banking career with JPMorgan Chase in varying capacities from 1995 to 2001. During that time he spent two years in London, focused on the emerging deregulation of the European natural gas industry, spending the balance of his time in New York focused on providing strategic advice to North American and Latin American E&P companies. He worked as a Geophysicist for Conoco from 1989 to 1993 focused on the North Sea and emerging deepwater Gulf of Mexico. He earned his Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Masters of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and a Masters of Business Administration from the Wharton School of the University of Pennsylvania.
Ted Collins, Jr. has served as our Director since February 2011 and serves on our Audit and Nominating and Governance Committees. Mr. Collins is currently an independent oil and gas operator. He serves as a director on the Boards of CLL Global Research Foundation, Energy Transfer Group, L.P. and RSP Permian, Inc. Mr. Collins began his career in 1960 as a Petroleum Engineer with Pan American Petroleum Corporation. He left in 1963 to become an independent oil operator. He then joined American Quasar Petroleum Company as Executive Vice President in 1969 until 1982 at which time he became President of Enron Oil & Gas Company, whose predecessor companies were HNG Oil Co. and HNG/InterNorth Exploration. He left Enron in 1988 and became President of Collins & Ware, Inc., an independent oil and gas exploration and production company, which sold the majority of its assets to Apache Corp. in 2000. From 2000 to 2006, he served as President of Collins & Ware Investments Co. He earned his Bachelor of Science in Geological Engineering from the University of Oklahoma.

John E. Hagale has served as our Director since July 2016 and serves on our Audit and Nominating & Governance Committees. Mr. Hagale served as Executive Vice President and Chief Financial Officer of Rosetta Resources Inc. from November 2011 until the completion of the merger of Rosetta with Noble Energy, Inc. in July 2015. Prior to joining Rosetta, Mr. Hagale was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of The Methodist Hospital System from June 2003 through October 2011. He was also employed with Burlington Resources Inc. and its predecessor Burlington Northern Inc. for 15 years where he held a series of executive financial positions with increasing responsibilities, including Executive Vice President and Chief Financial Officer of Burlington. Mr. Hagale began his career with Deloitte Haskins and Sells. Mr. Hagale holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame. He has more than 30 years of financial and accounting experience and is a certified public accountant. Mr. Hagale currently serves on the Board of Directors of Cobalt International Energy, Inc.
Michael McShane has served as our Director since May 2010, and our Lead Director since August 2010, is the Chair of our Audit Committee and serves on our Compensation Committee. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until the completion of the merger of Grant Prideco with National Oilwell Varco, Inc. in April 2008, and Chairman of the Board of Grant Prideco from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President—Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002. Mr. McShane has also served as a director of Complete Production Services, Inc., an oilfield service provider, since March 2007, and has served as a director of Superior Energy Services since its merger with Complete Production Services in February 2012. Mr. McShane has also served as a director of Spectra Energy Corp, a provider of natural gas infrastructure, since April 2008 and Forum Energy Technologies, Inc., a global provider of manufactured and applied technologies to the energy industry, since August 2010. Mr. McShane also serves as an advisor and director for various private companies and private equity firms, including Advent International, a global private equity firm.

Bobby S. Shackouls has served as our Director since March 2012. Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.) since 1994. Subsequent to the merger, Mr. Shackouls served on the ConocoPhillips Board of Directors until 2011. He currently serves as a director of The Kroger Co. and PAA GP Holdings LLC. Mr. Shackouls holds a Bachelor of Science in Chemical Engineering from Mississippi State University.

Douglas E. Swanson, Jr. has served as our Director since our inception in March 2007, is the Chair of our Compensation Committee and serves on our Nominating and Governance Committee. Mr. Swanson is a Managing Partner of EnCap Investments L.P., an investment management firm, which he joined in 1999. Prior to his position at EnCap, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson has extensive industry experience serving on numerous boards of private oil and gas exploration and production companies over his 17-year history with EnCap and is a member of the Independent Petroleum Association of America and the Texas Independent Producers & Royalty Owners Association. Mr. Swanson has also served as a director of Eclipse Resources Corporation since January 2011, and has served as a director of Earthstone Energy, Inc. since December 2014. Mr. Swanson holds a Bachelor of Arts in Economics and a Masters of Business Administration, both from the University of Texas at Austin.
Michael H. Lou has served as our Executive Vice President and Chief Financial Officer since August 2011. Mr. Lou served as our Senior Vice President Finance (or similar capacities) from September 2009 to August 2011 and has 20 years of experience in the oil and gas industry. Prior to joining us, Mr. Lou was an independent contractor from January 2009 to August 2009. From February 2008 to December 2008, he served as the Chief Financial Officer of Giant Energy Ltd., a private oil and gas management company; from July 2006 to December 2008 he served as Chief Financial Officer of XXL Energy Corp., a publicly listed Canadian oil and gas company; and from August 2008 to December 2008, he served as Vice President Finance of Warrior Energy N.V., a publicly listed Canadian oil and gas company. From October 2005 to July 2006, Mr. Lou was a Director for Macquarie Investment Bank. Prior to joining Macquarie, Mr. Lou was a Vice President for First Albany Investment Banking from 2004 to 2006. From 1999 to 2004, Mr. Lou held positions of increasing responsibility, most recently as a Vice President, for Bank of America’s investment banking group. From 1997 to 1999, Mr. Lou was an analyst for Merrill Lynch’s investment banking group. Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University.
Nickolas J. Lorentzatos has served as our Executive Vice President, General Counsel and Corporate Secretary since January 1, 2014. Mr. Lorentzatos served as our Senior Vice President, General Counsel and Corporate Secretary from September 2010 to December 31, 2013, and has 17 years of experience in the oil and gas industry and 21 years practicing law. In addition, Mr. Lorentzatos is responsible for the oversight and management of the Company's human resources, information technology, corporate services, regulatory, and governmental affairs departments. He previously served as Senior Counsel with Targa Resources from July 2007 to September 2010. From April 2006 to July 2007, he served as Senior Counsel to ConocoPhillips. Prior to the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, he served as Counsel and Senior Counsel to Burlington since August 1999. From September 1995 to August 1999, he was an associate with Bracewell & Patterson, LLP. Mr. Lorentzatos holds a Bachelor of Arts from Washington and Lee University, a Juris Doctor from the University of Houston, and a Masters of Business Administration from the University of Texas at Austin.

MEETINGS AND COMMITTEES OF DIRECTORS
The Board of Directors of the Company held seven meetings during 2016, and its independent directors met in executive session seven times during 2016. During 2016, each of our directors attended over 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.
The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of these committees is composed entirely of independent directors.
Audit Committee. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Corporate Governance” and “Audit Committee Report” sections included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Audit Committee are Messrs. McShane (Chairman), Cassidy, Collins, and Hagale. The Audit Committee held four meetings during 2016.
Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” and “Identification of Director Candidates” sections included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Nominating and Governance Committee are Messrs. Cassidy (Chairman), Collins, Hagale, and Swanson. The Nominating and Governance Committee held four meetings during 2016.
Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com, include among other duties, the responsibility to:

•	periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•	approve the annual salaries, annual performance-based cash incentive and share-based awards paid to the Company’s executive officers;

•	periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•	exercise oversight of all matters of executive compensation policy.
The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.
The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants.
Compensation Consultant. During 2016, the Compensation Committee engaged the services of Longnecker & Associates (“Longnecker”). In selecting Longnecker as its independent compensation consultant, the Compensation Committee assessed the independence of Longnecker pursuant to SEC rules and considered, among other things, whether Longnecker provides any other services to us, the policies of Longnecker that are designed to prevent any conflict of interest between Longnecker, the Compensation Committee and us, any personal or business relationship between Longnecker and a member of the Compensation Committee or one of our executive officers, and whether Longnecker owns any shares of our common stock. The terms of Longnecker’s engagement are set forth in an engagement agreement that provides, among other things, that Longnecker is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Longnecker does not provide any other services to the

Company, and the Compensation Committee has concluded that we do not have any conflicts of interest with Longnecker. Among the services Longnecker was asked to perform were assessing the relationship between executive pay and performance; apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s executive and director compensation and benefits programs; and advising on the design of the Company’s incentive compensation programs.
The members of the Compensation Committee are Messrs. Swanson (Chairman), Cassidy, McShane and Shackouls. The Compensation Committee held six meetings during 2016.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Swanson, Cassidy, McShane, and Shackouls served on the Compensation Committee during 2016. None of the directors who served on the Compensation Committee during 2016 has ever served as one of the Company’s officers or employees. During 2016, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board or the Compensation Committee.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:
•Role and functions of the Board of Directors and its Lead Director
•Qualifications and independence of directors
•Size of the Board of Directors and director selection process
•Committee functions and independence of committee members
•Meetings of non-employee directors
•Self-evaluation
•Ethics and conflicts of interest
•Compensation of the Board of Directors
•Succession planning
•Access to senior management and to independent advisors
•New director orientation
•Continuing education
The “Corporate Governance Guidelines” are posted on the Company’s website at www.oasispetroleum.com/investors/corporate-governance/. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval. The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters, and the Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Board Leadership
Chairman. Mr. Nusz has served as a Director and our Chief Executive Officer since our inception in March 2007. He also served as our President until January 1, 2014. At the time of our initial public offering, Mr. Nusz was named Chairman of the Board of Directors. The independent members of the Board believe the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. As CEO, the Chairman is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies.
To ensure a strong and independent board, all directors of the Company, other than Mr. Nusz and Mr. Reid, are independent. In addition, the Company’s Corporate Governance Guidelines provide that the Board will designate one of its members as the Lead Director to preside over the meetings of the non-management directors and to provide, in conjunction with the Chairman and CEO, leadership and guidance to the Board.
Lead Director. Mr. McShane has served as Lead Director of the Board since August 9, 2010. In this capacity, Mr. McShane provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. The Lead Director's responsibilities and authority generally include:

•	serving as chairman of the executive sessions of the independent directors and all other Board meetings at which the Chairman is not present;

•	establishing the agenda for each meeting of the non-management directors;

•	serving as the Board’s contact for employee and stockholder communications with the Board of Directors;

•	calling special meetings of the independent directors when necessary and appropriate;

•	serving as a liaison between the Chairman and independent directors;

•	consulting with the Chairman to include and provide at meetings of the directors specific agenda items and additional materials suggested by independent directors;

•	approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	facilitating communications among the other members of the Board; and
•performing other duties as the Board may from time to time delegate.
In addition, all directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.
Additionally, the Board regularly meets in executive session without the presence of the CEO or other members of management. The Lead Director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and the Company’s management team. Further, the Board has complete access to the Company’s management team. In consideration of the responsibilities of the Lead Director and the competitive market for qualified directors, an annual cash retainer fee for the Lead Director has been established in the amount of $25,000 beginning in 2017.
The diversity and strength of the Board members' professional and leadership experience allows for open and robust dialog and decision making ability. The Board also reviews annually the leadership structure of the Board and considers the combined role of Chairman and Chief Executive Officer. Given the strong leadership of the Company’s Chairman and CEO, the effective counterbalancing role of the Lead Director and a Board comprised of strong, experienced and independent directors, the Board believes that, at the present time, the combined role of Chairman and CEO, with strong and independent oversight by the Lead Director and the other independent directors, best serves the interests of the Company and its stockholders.
Communications with the Board of Directors
Stockholders or other interested parties may contact any director (including Mr. McShane, the Board’s Lead Director), any committee of the Board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters also will be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.
Director Independence
The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.
The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all six non-employee directors (Messrs. Cassidy, Collins, Hagale, McShane, Shackouls and Swanson) are independent.
Director Qualifications
A number of the members of the Board of Directors have served as members of senior management and/or directors of other public and private companies. In addition, all members of the Board of Directors have extensive experience in the oil and natural gas or other extractive industries and are familiar with board processes.
In particular, Messrs. Nusz and Reid have served as the Chairman and Chief Executive Officer of the Company and the Chief Operating Officer, respectively, since they founded the Company in 2007. In addition, Mr. Nusz served as President of the Company until January 1, 2014 when Mr. Reid was appointed to the position. Together, they have nearly 70 years of experience in the oil and gas industry. Mr. Nusz has served as an executive at another publicly traded oil and gas company, and both Messrs. Nusz and Reid have served in management and operational roles for publicly traded oil and gas companies. Messrs. Nusz and Reid's deep knowledge of the Company and the industry resulting from their tenure with the Company and various roles at other oil and gas companies make them critical members of the Board.
Likewise, Messrs. Collins and Shackouls provide extensive industry and management experience to the Board. Mr. Collins has served as the President of a large oil and gas company and is currently an independent oil and gas operator. Mr. Shackouls has served as Chairman of the Board, President and Chief Executive Officer of a large natural resources business, and both Messrs. Collins and Shackouls currently sit on the board of other publicly traded energy companies. They are well positioned to provide key insight into asset management, operations and strategy, and the Board benefits from their experience in managing large organizations.
Mr. McShane brings a unique perspective to the Board due to his decades of experience in the energy services industry where he has served, at two publicly-traded energy services companies, as Chairman of the Board and Chief Executive Officer and Chief Financial Officer. Currently, he sits on the boards of three publicly traded energy companies with operations in the oilfield services, infrastructure and energy technology sectors, and he consults for a global private equity firm. Mr. Hagale also brings significant oil and gas financial expertise to the Board. He has served as the Chief Financial Officer for two publicly-traded energy companies and, currently, sits on the Board of another publicly-traded energy company. Messrs. McShane and Hagale serve the Board as Audit Committee financial experts. Mr. Cassidy brings a diverse energy-related background to the Board. He has served as a geophysicist and later in management and executive positions at an investment banking firm, an asset management fund, a midstream and downstream energy company, and as CFO of a publicly-traded, independent exploration and production company. Mr. Swanson is a managing partner at an investment management firm and brings a wealth of experience in energy finance and oil and gas investments, as well as knowledge gained serving on numerous boards of public and private oil and gas exploration and production companies during his tenure with the firm. Messrs. McShane, Cassidy, Hagale, and Swanson are familiar with financial and other issues, trends and opportunities within the oil and gas industry, providing the Board with valuable expertise when evaluating potential acquisition opportunities and exploration projects.
Majority Voting for Election of Directors
Though the Company’s bylaws provide for the election of directors by a plurality of votes cast, on February 1, 2015 the Board of Directors approved an amendment to the Corporate Governance Guidelines to implement a director resignation policy whereby a director nominee in an uncontested election who receives more votes "withheld" than votes "for" his election is required to tender his resignation to the Board of Directors for its consideration. In such event, the Nominating and Governance Committee would determine whether to accept such director’s resignation, subject to the Board of Directors’ final approval. Promptly following its decision, the Board will publicly disclose its decision together with a description of the process by which the decision was reached. Company believes that this majority vote standard ensures accountability while preserving the ability of the Board to exercise its judgment in the best interest of all stockholders.
Financial Literacy of Audit Committee and Designation of Financial Experts
The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in July 2016. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Michael McShane, and committee member John Hagale are Audit Committee financial experts as defined by the SEC.
Oversight of Risk Management
Except as discussed below, the Board as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example:

•
the Board oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and, through the Audit Committee, the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•
the Board has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•	the Board reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.
The Company’s Audit Committee, which is composed entirely of independent directors, is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accounting firm report regularly to the Audit Committee on those subjects. Except as described, the administration of the Board's oversight function does not have an effect on the Board's leadership structure.

Stock Ownership Guidelines
Our Board of Directors has adopted Stock Ownership Guidelines that establish minimum ownership levels for Named Executive Officers (defined below) and a period during which Named Executive Officers should accumulate stock if they were not yet at minimum levels when the guidelines were adopted in December 2010. The Stock Ownership Guidelines are advisory in nature and require our Named Executive Officers, other than Mr. Nusz, to own shares having a value equal to two times their respective annual base salaries, and Mr. Nusz to own shares having a value equal to five times his annual base salary. Our executives are required to hold shares until such ownership requirements are met. All of our Named Executive Officers own stock in excess of the minimum ownership levels currently applicable to them. For our non-employee directors, the Stock Ownership Guidelines designate a minimum ownership level of three times the annual cash retainer fee, and all of our non-employee directors own stock in excess of this minimum ownership level.
Prohibitions on Hedging, Insider Trading, and Pledging Company Securities
Our securities trading policy provides that executive officers, including our Named Executive Officers, and our directors, may not, among other things, purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, buy our securities on margin, or otherwise hedge their ownership of our stock. The purchase or sale of stock by our executive officers and directors may only be made during certain windows of time and under the other conditions contained in our securities trading policy. In addition, effective May 3, 2013, we updated our securities trading policy to specify that our executive officers are prohibited from pledging our stock without prior approval by our Board of Directors. At that time, the Board ratified an existing pledge of shares by Mr. Nusz, which pledge had been previously disclosed by Mr. Nusz to the Board.
Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. All of the Company’s directors attended last year’s annual meeting. We anticipate that all of our directors will attend the Annual Meeting.
Available Corporate Governance Materials
The following materials are available on the Company's website at www.oasispetroleum.com/investors/corporate-governance/:

•	Corporate Governance Guidelines;

•	Charter of the Audit Committee of the Board;

•	Charter of the Compensation Committee of the Board;

•	Charter of the Nominating and Governance Committee of the Board;

•	Code of Business Conduct and Ethics;

•	Financial Code of Ethics;

•	Related Persons Transactions Policy;

•	Insider Trading Policy; and

•	Short-swing Trading and Reporting Policy.

TRANSACTIONS WITH RELATED PERSONS
The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest and, therefore, adopted, as of May 17, 2010, a Related Persons Transactions Policy to be followed in connection with all related person transactions involving the Company.
Procedures for Review, Approval and Ratification of Related Person Transactions
For purposes of the policy, an “Interested Transaction” is a transaction, arrangement or relationship in which:
•the Company or any of its subsidiaries was, is or will be a participant;
•the aggregate amount involved exceeds $120,000; and
•any related person had, has or will have a direct or indirect material interest.
A “Related Person” means:
•any director or director nominee of the Company;
•any senior officer of the Company;

•	any person who is known by the Company to be the beneficial owner of more than 5.0% of the Company’s common stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of the Company’s common stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will review the material facts of all Interested Transactions and approve, disapprove or ratify any such transaction. The Company’s Related Persons Transaction Policy pre-approves certain related person transactions, including:

•
any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K promulgated by the SEC ("Item 402");

•director compensation which is required to be reported in the Company’s proxy statement pursuant to Item 402;

•
any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares is pre-approved or ratified (as applicable) if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•
charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Interested Transaction, the Audit Committee shall take into account, among other factors, the following: (1) whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Interested Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
There were no Interested Transactions since May 17, 2010 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2007, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Transactions Involving Directors
Mr. Collins, one of the Company’s directors, owns a working interest in twenty-three of the Company’s wells. During the year ended December 31, 2016, Mr. Collins received gross payments totaling $173,684 from the Company attributable to such working interest, which amounts are subject to reduction for severance tax obligations and joint interest billings.

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Company has determined that: (1) Messrs. McShane, Cassidy, Collins and Hagale are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the New York Stock Exchange (“NYSE”) and (2) all current Audit Committee members are financially literate. In addition, Messrs. McShane and Hagale qualify as audit committee financial experts under the applicable rules promulgated pursuant to the Exchange Act.
During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, the Audit Committee:

•
reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2016 with management and with the independent registered public accounting firm;

•
considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management and with the independent registered public accounting firm;

•
reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accounting firm's independence, and (3) the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380, Communication with Audit Committees, and by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•
discussed with management and with the independent registered public accounting firm the process by which the Company’s chief executive officer and chief financial officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q;

•
pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accounting firm as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that PricewaterhouseCoopers LLP’s independence was not compromised by the provision of such services (details regarding the fees paid to PricewaterhouseCoopers LLP in 2016 for audit services, tax services and all other services, are set forth at “Item 2--Ratification of Selection of Independent Registered Public Accounting Firm -- Audit and All Other Fees” below); and

•
based on the reviews and discussions referred to above, recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers LLP warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in its report on the Company’s consolidated financial statements.
The Committee meets regularly with management and the independent registered public accounting firm, including private discussions with the independent registered public accounting firm, and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.
Audit Committee of the Board of Directors
Michael McShane, Chairman
William J. Cassidy, Member
Ted Collins, Jr., Member
John E. Hagale, Member

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee of the Board of Directors
Douglas E. Swanson, Jr., Chairman
William J. Cassidy, Member
Michael McShane, Member
Bobby S. Shackouls, Member

DIRECTOR COMPENSATION
We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a total compensation package between the market 50th and 75th percentiles of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a significant portion of the total compensation package to be equity-based to align the interests of our directors with our stockholders.
After review with Longnecker of non-employee director compensation paid by our 2016 compensation peer group, our Board of Directors approved the following compensation program for non-employee directors for fiscal year 2016 (which is the same program in effect for fiscal year 2015, except as noted below):

•	an annual cash retainer fee of $60,000, plus cash payments of $1,500 for each Board of Directors’ meeting attended and $1,500 for each committee meeting attended;

•	committee chairperson fees in the following amounts: (a) Audit Committee chair—$17,000, (b) Compensation Committee chair—$15,000, and (c) Nominating and Governance Committee chair—$10,000; and

•
an annual equity award for each non-employee director equal to a number of shares of restricted stock having a value of approximately $117,000 (reduced from $119,000 in 2015) on the date of grant, based on the closing price of our common stock on the date of grant.

Mr. Hagale, who became a member of our Board of Directors on July 27, 2016, did not receive an annual equity award for 2016 but did receive an initial equity award of 8,500 shares of restricted stock on August 1, 2016, and received a pro rata portion of the annual cash retainer fee. Both the initial and annual grants of restricted stock vest on the first anniversary of the applicable grant date of the award.
2015 and 2016 Changes to Non-employee Director Compensation. For the 2015 fiscal year, due to impacts of the challenging commodity price environment affecting our industry, our non-employee directors voluntarily reduced the value of their restricted stock awards to 70% of the value of their 2014 restricted stock awards (approximately $119,000 on the date of grant). This reduction mirrored the 70% of target value at which executives were awarded bonuses for 2014 and grants of restricted stock and PSUs in 2015. For the 2016 fiscal year, there were no changes to the compensation program for our non-employee directors, except that the value of their restricted stock awards for 2016 was further reduced to approximately $117,000 on the date of grant, as noted above. The restricted stock awards were granted on January 20, 2016, and each non-employee director received 27,100 shares of restricted stock.
Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors.
Each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of our Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in our general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our Board of Directors or any of our committees.
The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William J. Cassidy	$101,500	$117,072	$—	$218,572
Ted Collins, Jr.	$82,500	$117,072	$—	$199,572
John E. Hagale	$39,000	$58,735	$—	$97,735
Michael McShane	$102,500	$117,072	$—	$219,572
Bobby S. Shackouls	$79,500	$117,072	$—	$196,572
Douglas E. Swanson, Jr.(3)	$93,000	$117,072	$—	$210,072
  __________________

(1)	Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director during fiscal year 2016 as more fully explained above.

(2)
Reflects the aggregate grant date fair value of restricted stock awards granted under our LTIP in fiscal year 2016, computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements on Form 10-K for the year ended December 31, 2016 for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the grant date, which was $4.32 per share on January 20, 2016. As of December 31, 2016, each non-employee director, except Mr. Hagale, held 27,100 outstanding shares of restricted stock. These restricted stock awards vested in full on January 20, 2017. As of December 31, 2016, Mr. Hagale held 8,500 outstanding shares of restricted stock, which had a grant date value of $6.91 per share on August 1, 2016. This restricted stock award will vest in full on August 1, 2017.

(3)
The compensation paid to Mr. Swanson for the first quarter of 2016 was reduced by $1,500 that he was otherwise entitled to receive as part of his 2016 annual cash retainer fee. Mr. Swanson was unable to attend the Board meeting held on January 23, 2015, although he was paid inadvertently in 2015 for attendance at that meeting. A credit was taken from Mr. Swanson's 2016 first quarter compensation payment to offset such amount.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis
This compensation discussion and analysis, or CD&A, (i) explains the Company's compensation philosophy, objectives, policies, and practices with respect to its executive officers, and (ii) analyzes the elements of compensation for the individuals identified below, whom the Company refers to in this CD&A as the Company's "Named Executive Officers."

Name	Title and Position During 2016
Thomas B. Nusz	Chairman and Chief Executive Officer
Taylor L. Reid	President and Chief Operating Officer
Michael H. Lou	Executive Vice President and Chief Financial Officer
Nickolas J. Lorentzatos	Executive Vice President, General Counsel and Corporate Secretary
The CD&A should be read in conjunction with the information presented in the tables, including the Summary Compensation Table, in the "Executive Compensation" section which follows this CD&A. Although this CD&A focuses on compensation information relating to the fiscal year ended December 31, 2016, we also describe compensation actions taken before or after the last completed fiscal year to the extent such discussion enhances the understanding of our executive compensation objectives and practices for the fiscal 2016 year.
Executive Summary
The Company compensates its executive management using a mix of base salary, annual performance-based cash incentive awards, and long-term equity-based compensation, with the following objectives:

•	attracting and retaining key executive officers critical to long-term success;

•	aligning management’s interests with the long-term interests of the Company’s stockholders;

•	providing incentives and paying for performance; and

•	compensating those executive officers fairly and competitively for their responsibilities and accomplishments.
The Company believes that base salary levels should generally be set near the middle of the Company’s competitive marketplace for comparable positions, and that the Company’s variable compensation programs (i.e., the annual performance-based cash incentive and long-term incentives) should result in total compensation that is heavily influenced by Company performance.
Stockholder Outreach. Stockholder outreach is an integral part of the Company’s business practices, and the Company values its stockholders' feedback on a variety of important topics, including our operations, corporate governance and executive compensation. Each year, members of our executive management team engage with and receive feedback from our investors through continual conversations and outreach. For example, during 2016, we had more than 500 face-to-face interactions with investors through our participation in more than 25 investor events, where we met-individually and in small groups-with many investors, as well as proactive visits with investors in both our offices and in their offices. Our outreach efforts are aimed at fostering an ongoing dialogue with our investors to address any topics on their minds.
2015 Say-on-Pay Advisory Vote. At our 2015 annual meeting, we held our most recent say-on-pay advisory vote, which resulted in our stockholders approving the compensation of our named executive officers, but did not reflect the overwhelming support that our stockholders had previously shown in our pay-for-performance compensation programs. Consequently, our Compensation Committee determined that we should pursue a more formal stockholder outreach campaign focused on our compensation practices. During 2015, members of management and our Compensation Committee sought input from our largest investors (representing over 50% of our outstanding shares). Our 2015 outreach program generated valuable feedback from stockholders, and we responded with requested enhanced disclosure in our 2016 proxy statement.
In 2016, we conducted a similar stockholder outreach campaign and, again, sought input from our largest investors (representing over 50% of our outstanding shares). Specifically, we discussed with our stockholders and sought comments on our executive compensation program as a whole, each individual element of our program, and whether there were other compensation or corporate governance matters the investor wanted to discuss with us. Certain of our investors declined to meet with us, stating generally that they had no concerns with our compensation philosophy and structure. From the conversations with those investors who did elect to speak with us, we were able to confirm that stockholders generally supported our compensation philosophy and structure and elements of our compensation program. Although in 2015, approximately forty percent of these stockholders with whom we engaged during this process had voted against the 2015 say-on-pay proposal, the reasons they gave for doing so were unrelated to the structure of our compensation program or any particular element of the program and are discussed below.

Following is a summary of the feedback we received from the investors with whom we engaged through our stockholder outreach program and our responses since our most recent say-on-pay vote in 2015:

Feedback	Our Responses
Stockholder respondents that had voted against the say-on-pay proposal gave the following general reason:

• the proxy statement disclosure related to performance goals did not provide enough information to make an informed decision.

Enhanced Disclosure
➢We have enhanced the disclosure of our executive compensation program in our 2016 and 2017 proxy statements, including providing significant additional detail related to:
✓the evaluation of the achievement of our performance goals and targets, including metric targets, weights, and assessments;
✓the payment of annual performance-based cash incentive awards. Please see "—Annual Performance-Based Cash Incentive Awards—2016 Performance Goals and Awards."

➢In addition, in consultation with a third party consultant, we addressed certain proxy advisory firm concerns identified in connection with our 2015 say-on-pay proposal*, including:
✓pay-for-performance alignment (see "—Total Shareholder Return as a Performance Metric for Performance-Based Pay");
✓long-term incentive program majority performance-based (see "Long-Term Equity-Based Incentives");
✓the elimination of the re-testing feature of our performance share units ("PSU") (see "Long-Term Equity-Based Incentives—2016 Performance Share Units; Elimination of "Re-Testing" Feature").
* We note that another prominent advisory firm recommended that stockholders vote "For" our 2015 say-on-pay proposal.

Stockholder respondents that had voted for the say-on-pay proposal indicated that:

• they had "no significant concerns" about the Company's executive compensation program;
• the stockholder and the Company are "philosophically aligned" with respect to executive compensation practices;
• the Company is "incredibly thoughtful" with respect to its executive compensation program; and
• "the structure of the executive compensation program aligns with best practice."

Continued Commitment to a Balanced Compensation Philosophy
➢We believe our investors continue to support our current compensation philosophy and view our program as well-structured and aligned with performance. We remain committed to following best practices in our executive compensation program, which are highlighted below under "Compensation Program Philosophy and Objectives—Best Practices in Our Executive Compensation Program" and described in greater detail throughout this CD&A.
➢Please see the following sections of this proxy statement for discussions of reductions made to executive compensation by the Committee due to the commodity market and Company stock price: "—Impact on 2016 Compensation Decisions;" "—Conservative Philosophy;" "—Long-Term Equity-Based Incentive—2016 Restricted Stock Awards" and "—2016 Performance Share Units."

Stockholders were evenly split regarding their desired frequency of our say-on-pay vote. Some stockholders prefer a long-term view of executive compensation in light of performance. Others want an opportunity to provide input more often.

Move to Annual Say-on-Pay Vote
Our Board is recommending that stockholders vote to hold a say-on-pay vote annually. After careful consideration, the Board has determined that an annual vote is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders regularly.

Additional detail requested regarding the evaluation of our "Initiatives" performance metric.	Enhanced Disclosure We have enhanced our disclosure relating to the "Initiatives" performance metric. Please see "—Annual Performance-Based Cash Incentive Awards—2016 Performance Goals and Awards."
In 2015 and 2016, stockholders consistently indicated that they understood and supported the structure and individual elements of the Company's executive compensation program.
Continued Commitment to Clear Communication of the Elements of our Executive Compensation Program
Except for the addition of annual PSU grants in 2012, which were added in order to increase the amount of compensation directly tied to performance, our named executive officer compensation structure and elements have remained generally consistent year-to-year since our initial public offering in 2010.

Please see "—Additional Modifications to Executive Compensation Program" below for information about modifications that we made to our program in 2015 and 2016, in order to help ensure our executive compensation program meets certain best market practices.

We believe our investor interactions have been meaningful and have given us useful feedback to strengthen our compensation programs, improve our disclosure practices in this proxy statement and address other governance matters. We currently hold say-on-pay advisory votes every two years with the next such vote scheduled to occur at our 2019 annual meeting of stockholders; however, management has proposed, and the Board recommends, that stockholders approve on an advisory basis an annual frequency for future say-on-pay advisory votes at the 2017 annual meeting. Please see "Item 4—Advisory Vote on the Frequency of the Advisory Vote on the Compensation of Our Named Executive Officers."
Additional Modifications to Executive Compensation Program. In addition to our stockholder engagement efforts, we also made the following modifications to our executive compensation program in 2015 and 2016 in order to further align our executives' incentives with Company performance and current best market practices:

•
restricted stock and PSU awards granted in 2016 to our Named Executive Officers were reduced significantly below target, granted at approximately 60% of target for our Chief Executive Officer, and less than 65% of target for our other Named Executive Officers, in response to the difficult and uncertain market conditions faced by the industry due to the prolonged depression of crude oil prices (see "—Long-Term Equity-Based Incentive—2016 Restricted Stock Awards" and "—2016 Performance Share Units");

•
beginning with PSUs granted in February 2016, we eliminated the opportunity to re-test performance achievement beyond the initial performance period of PSUs (which is a feature of the PSUs granted in February 2015 and prior years) in order to be consistent with current best market practices (see "—Long-Term Equity-Based Incentives—2016 Performance Share Units; Elimination of "Re-Testing" Feature");

•
in 2015, we removed the single-trigger equity award vesting provision from all Named Executive Officer Employment Agreements and replaced these provisions with "double-trigger" vesting provisions, in order to be consistent with current best market practices (see "Employment Agreements");

•
we changed the allocation of our Chief Executive Officer's long-term equity-based compensation, beginning with awards in 2015, from 50% PSU and 50% restricted stock to 55% PSU and 45% restricted stock, in order to further align our Chief Executive Officer's compensation opportunities with our Company's performance (see "—Total Compensation Opportunities—Elements of Our Compensation and Why We Pay Each Element").

Best Practices in Our Executive Compensation Program. Our program is competitive and continues to reflect an alignment with current governance trends and best practices, including stockholder-friendly features such as:

	What We Do		What We Don't Do
☑
Pay for Performance - Our executives' total compensation is substantially weighted toward performance-based pay. Our annual performance-based cash incentive awards are based on performance against metrics set in advance which reflect key financial, operational and strategic objectives. At least 50% of our long-term equity compensation awards to Named Executive Officers are PSUs, which are earned based on our relative total shareholder return against our peers.

☒
Excise Tax Gross-Ups - Neither our change in control plans nor our employment agreements with each of our Named Executive Officers (the "Employment Agreements") provide for excise tax gross-ups or any other tax gross-ups for perquisites.

☑
Robust Stock Ownership - We have adopted robust stock ownership guidelines for our executives and directors. Named Executive Officers, other than Mr. Nusz, are required to own shares having a value equal to 200% their respective annual base salaries; and for Mr. Nusz, 500% his annual base salary. Our executives are required to hold shares until such ownership requirements are met.
☒
Evergreen Employment Agreements - The Employment Agreements have three-year terms, expiring March 20, 2018. Whether or not the terms of any of these agreements will be extended is a decision that our Compensation Committee will make closer to the time the terms are due to expire.

☑
Double-Trigger Change in Control Benefits - The Employment Agreements contain a "double trigger" accelerated vesting provision, which requires certain termination of employment events to occur in addition to a change in control in order for accelerated vesting of equity awards to occur. No cash payments are made unless a "double trigger" event occurs.
☒
Single-trigger Vesting or Payments in Employment Agreements - None of our equity incentive plans nor any of the Employment Agreements provide for automatic single trigger vesting of unvested equity awards or cash payments solely upon the occurrence of a "change in control" (as defined in the LTIP).

☑
External Benchmarking - Our Compensation Committee reviews competitive compensation data based on an appropriate group of exploration and production peer companies prior to making annual compensation decisions.
☒
Hedging or Derivative Transactions in Company Stock - We prohibit our executives from engaging in any short-term trading, short sales, option trading and hedging transactions related to our common stock. We also prohibit our executives from purchasing our common stock on margin. In addition, our executives are prohibited from pledging Company stock without approval of the Board.

☑	Independent Compensation Consultant - We have engaged an independent executive compensation consultant who reports directly to the Compensation Committee and provides no other services to the Company.	☒	Perquisites - We offer minimal perquisites to the Company's executives, including a 401(k) retirement plan, parking and health club dues, which are available to all Company employees.
☑	Focus on Total Compensation - Our Compensation Committee conducts a detailed analysis of total compensation prior to making annual executive compensation decisions.	☒
No Stock Option Repricing, Reloads, or Exchange without Stockholder Approval - Our LTIP prohibits stock option repricing, reloading or exchange without stockholder approval. In addition, in 2015, we amended our LTIP in order to limit potential recycling of shares subject to stock options and stock appreciation rights.

☑
Mitigation of Undue Risk - We carefully consider the degree to which compensation plans and decisions affect risk taking. We do not believe that any of the compensation arrangements in place are reasonably likely to have a material adverse impact on the Company.

☑
Clawback in our Employment Agreements - In the Employment Agreements, we included clawback provisions applicable to compensation payable or paid pursuant to the Employment Agreements that is deemed incentive compensation and subject to recovery pursuant to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Total Shareholder Return as a Performance Metric for Performance-Based Pay. Since our initial public offering in 2010, the structure of our compensation program has been consistent year-to-year, except for the addition of PSU awards in 2012. These PSU awards serve to further align the interests of our Named Executive Officers and stockholders by (i) making a portion of the executive's compensation dependent upon the Company's total shareholder return ("TSR") as compared to its peers and (ii) increasing the percentage of the executive's compensation which is directly tied to the Company's performance.
Currently, our compensation program is structured so that at least 30% of the targeted total compensation granted to our Named Executive Officers each year, and nearly 40% for our Chief Executive Officer, is made up of PSU awards, which means that 30% to 40% of such officers' pay depends on the Company's relative TSR as compared to its peers over a specified performance period; see "—Elements of Our Compensation and Why We Pay Each Element" and "—Total Compensation Opportunities—How Elements of Our Compensation Program are Related to Each Other" below.
The TSR metric does not always accurately measure performance since it can be influenced by economic factors outside of the control of the Company and management, such as, most significantly for our industry, the worldwide collapse of crude oil prices. Nevertheless, TSR is a metric that some stockholders value, and so we continue to base a significant portion of our Named Executive Officers' compensation on TSR through the issuance of PSU awards. Our stockholders have voted to approve each of our three say-on-pay proposals, and we believe our investors continue to support our current philosophy and view our program as well-structured and aligned with performance.
Industry and Company Overview, Company Performance Highlights and Impact on Compensation Decisions.
In addition to basing a significant portion of our Named Executive Officers' compensation on the Company's relative TSR through the issuance of PSU awards, the Compensation Committee routinely considers the Company's stock price performance in determining both annual and long-term incentive compensation to such officers. The Committee also may consider factors such as the Company's safety performance and industry and market conditions, in addition to stock price performance, and all incentive compensation is subject to the Committee's discretion with respect to such factors.
Industry and Company Overview. We produce and market oil and natural gas, which are commodities. The price that we receive for the oil and natural gas we produce is largely a function of market supply and demand. Over or under supply of, and changes in demand for, oil or natural gas can result in substantial price volatility. Demand is impacted by general economic conditions, weather and other seasonal conditions, including hurricanes and tropical storms. Oil supply in the United States has grown dramatically over the past few years, and this, coupled with increases in production from key oil-producing nations, has contributed to the current global oversupply of crude oil, which has caused a sharp decline in oil prices beginning in mid-2014 and a corresponding decline in the stock prices of companies, like us, that produce and market oil and natural gas, as well as companies that are industry service providers. Throughout 2015 and 2016, global oil supply continued to outpace demand as oil inventories continued to build. Therefore, commodity prices have been volatile, and we expect that volatility to continue in the future. For example, during 2014, the NYMEX West Texas Intermediate crude oil index price ("WTI") averaged $92.07 per barrel for the year; but during 2015, WTI averaged just $48.75 per barrel, and in 2016, WTI decreased further to average $43.40 per barrel. Furthermore, the average price at which we sold a barrel of oil during 2014, without taking into account derivative settlements, was $82.73; in 2015, the average price was $43.04; and in 2016, the average price decreased to $38.64. In 2014, our average sales price per Mcf of natural gas was $6.81; in 2015, the average price was $2.08; and in 2016, the average price was $1.99.
Impact on 2016 Compensation Decisions. When the Compensation Committee met in December 2015 to consider 2016 compensation opportunities for the Named Executive Officers, the Company had achieved results with respect to its 2015 performance metrics that were significantly above targeted performance goals. However, the Company still faced difficult and uncertain market conditions due to the prolonged depression of crude oil prices and related industry conditions. Therefore, the Compensation Committee exercised its negative discretion to reduce annual cash incentive awards amounts for 2015 (paid in 2016) below the amounts that the Named Executive Officers otherwise would have earned based on Company achievement in 2015, and the compensation approved by the Compensation Committee for 2016 reflects the same conditions and approach, including as follows:

•	for the second year in a row, no increases to base salary for any Named Executive Officer for 2016 (base salaries for 2016 were below the 50th percentile of our compensation peer group);

•
restricted stock and PSU awards granted in 2016 were reduced significantly below target and were granted at approximately 60% of target for our Chief Executive Officer, and less than 65% of target for our other Named Executive Officers; and

•	no discretionary employer contribution was made to 401(k) plan participants.

Please see "—Long-Term Equity-Based Incentive—2016 Restricted Stock Awards" and "—2016 Performance Share Units" for more information about the reductions to the annual cash incentive and long-term equity incentive awards to our Named Executive Officers despite the Company's achievement of its 2015 performance goals.
In December 2016, the Compensation Committee met to consider annual cash incentive award amounts for 2016. For the second year in a row, the Company had achieved results that exceeded targeted performance goals while facing an extended depression of commodity prices and an uncertain market environment. While for 2015, the Committee had reduced annual cash incentive award amounts below the amounts that the Named Executive Officers otherwise would have earned based on Company achievement, for 2016, the Committee approved annual cash incentive awards for each officer at the level based on Company performance in 2016.
2016 Performance Goals for Annual Cash Incentive Awards. In early 2016, the performance goals established by the Board for the annual cash incentive award amounts that our Named Executive Officers would have the opportunity to earn in 2016 were set in an even more difficult and uncertain commodity price environment than the 2015 performance goals (WTI had declined by nearly 50% since the 2015 goals were set). However, as discussed below, our Board still moved to set rigorous goals, with "target" performance set at a level at which the Board believed the Company had approximately a 50% chance of achieving.
The 2016 performance metrics selected by the Compensation Committee were the same as the metrics selected for 2015. However, because the Board believed that the Company could build on the efficiencies created in 2015 and continue to drive the Company's entire cost structure down, including G&A, the performance target set for each metric, except for "EBITDAX," was more rigorous in 2016 than in 2015, even though the commodity price environment was worse in 2016 than in 2015. With respect to EBITDAX, the lower target in 2016 was due to the continued decline in commodity prices during 2015 and also fewer volumes hedged at lower prices in 2016 as compared to 2015.
The following table sets forth the performance incentive metrics and goals established by the Board in early 2016, which the Compensation Committee used to evaluate Company performance when determining our Named Executive Officers' annual cash incentive awards for the year ended December 31, 2016.

Metric	Weighting	2016 Performance Goal	2015 Performance Goal
Production
Volume (Boe/d)	20%	48,100	47,100
Reserve Growth & Efficiency
Proved Developed finding and development cost ($/Boe)	20%	$17.07	$27.16
Cost Structure
LOE ($/Boe)	10%	$8.00	$9.75
G&A ($MM)	10%	$89	$98
EBITDAX ($MM)	20%	$409	$725
Initiatives	20%
The "Initiatives" performance goal assesses achievement by the Company of various strategic and operational goals, which we have identified as drivers of financial and operational business success (including, for 2016, environmental, health and safety, execution on Wild Basin project, operations excellence, portfolio management, innovation, knowledge management, and organizational process structure) which are, together, weighted 20%. Please see "—Annual Performance-Based Cash Incentive Awards—2016 Performance Goals" for additional information about our 2016 Initiatives.
2016 Company Performance Highlights. Under the leadership of the executive management team, the employees of Oasis came together and far exceeded expectations for performance in 2016 despite the challenging commodity price environment which continued to affect our industry. We managed to keep production relatively flat throughout the year (before the effect of our October 2016 Williston Basin acquisition) while continuing to improve well performance and reduce costs, achieving record levels of capital efficiency. Further, we were free cash flow positive by $125 million in 2016, excluding our accretive Williston Basin acquisition and approximately $170 million spent on infrastructure projects during the year. We also improved our balance sheet by taking steps both to reduce leverage metrics and to reduce annualized cash interest by more than

$20 million. In the fourth quarter of 2016, we closed a $766 million acquisition of assets that are highly complementary to our existing acreage position (our "Williston Basin Acquisition"). This transaction was accretive to shareholders and deleveraging for the Company. Our success throughout 2016 leaves us in a position of considerable strength, both financially and operationally. The following are key highlights that relate to these achievements:

•	Our share price rose 105% from December 31, 2015 to December 31, 2016.

•	We kept production effectively level in 2016, at approximately 50,000 Boe per day, while spending 52% less in exploration and production capital year-over-year as described below:

◦
Production for 2016 was 50,372 Boe per day, above the high end of our guidance range of 46,000 to 49,000 Boe per day, which includes the impact of a divestiture on April 1, 2016, representing approximately 411 Boe per day in 2016.

◦
We reduced our rig count from 3 rigs to 2 rigs, and our frac crews from 2 crews to 1 crew. Due to our service contract strategy and vertical integration, we avoided sizable early termination penalties that many of our competitors faced.

◦	We reduced the cost of a 4 million pound high intensity slickwater well by 30%, or $2.2 million, from the fourth quarter of 2015 to the end of 2016.

◦
We completed 100% of our wells in 2016 with a high intensity design, compared to 60% in 2015. Results to date indicate that these wells are benefiting from substantially greater production, which translates into additional capital efficiency for each well we complete in this manner.

◦
Overall our capital expenditures, excluding acquisitions, for 2016 of $400 million represented a 34% reduction to 2015 - a remarkable accomplishment considering our flat production profile over the period.

•	We reduced lease operating expense per Boe by 5% compared to 2015 levels, and 5% below the low end of our original 2016 guidance range.

•
Adjusted EBITDA for Oasis Midstream Services ("OMS") grew to $80 million for 2016, an increase of 21% over the 2015 level. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Adjusted EBITDA" on pages 73 to 76 of our Annual Report for a reconciliation of Adjusted EBITDA to income before income taxes.

◦	The percent of our produced water moving through OMS’s saltwater pipelines also increased from 65% of our produced volumes in 2015 to more than 80% in 2016.

◦
We brought our Wild Basin infrastructure project online in the fourth quarter of 2016, providing us with crude gathering, gas gathering and processing, and produced water gathering and disposal solutions across our operated acreage in the field.

•
We repurchased $447 million of our outstanding senior notes. We financed the repurchases with our revolver and a new $300 million convertible note. The combined transactions are expected to reduce our cash interest expense by more than $21 million, and materially reduced our nearest maturity.

•
We aggressively hedged in both 2016 and 2017. In 2016, we received $122 million of cash settlements from hedging contracts, which was $8.04 per barrel of oil of hedge benefit. During 2016, we also hedged 10.6 million barrels of oil for 2016 at an average price of approximately $50, which protected our cash flow in the current commodity price environment.

•
We acquired approximately 55,000 net acres and approximately 12,000 Boe per day of production in the Williston Basin for $765.8 million, subject to customary post-closing purchase price adjustments. The transaction provided a unique and accretive opportunity to add acreage and inventory that is a natural fit with our existing core and extended core positions, and it increased our gross operated drilling locations in our core acreage by approximately 25%.

Additional operational highlights for 2016 include:

•	We had estimated net proved oil and natural gas reserves at December 31, 2016 of 305.1 MMBoe, of which 78% consisted of oil and 62% were classified as proved developed.

•
We ended the year with a leasehold position of 517,801 total net acres in the Williston Basin, primarily targeting the Bakken and Three Forks formations. In addition, we increased our acreage that is held by production to 484,321 net acres as of December 31, 2016.

Although we experienced much operational success in both 2016 and 2015, we, and the industry as a whole, are still facing a difficult commodity market due to the steep decline in oil prices stemming from the global oversupply of crude oil. Therefore, management has continued to focus on positioning the Company to successfully weather the current market price environment.

Compensation Program Philosophy, Objectives and Structure
Our future success and the ability to create long-term value for our stockholders depends on our ability to attract, retain and motivate the most qualified individuals in the oil and gas industry. Our compensation program is designed to reward performance that supports our long-term strategy and achievement of our short-term goals. We believe that compensation should:

•
Be competitive. Compensation should help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	Be aligned with stockholder interests. Compensation should align the interests of the individual with those of our stockholders with respect to long-term value creation;

•
Pay for performance. Compensation should pay for performance, whereby an individual’s total direct compensation is heavily influenced by company performance and directly tied to the attainment of annual company performance targets; and

•	Encourage individual accountability. Compensation should reflect each individual's unique qualifications, skills, experience and responsibilities.

Elements of Our Compensation and Why We Pay Each Element. Since our initial public offering in 2010, the structure of our compensation program has been consistent year-to-year, except for the addition of PSU awards in 2012. These PSU awards serve to further align the interest of our Named Executive Officers and stockholders by (i) making a portion of the executive's compensation dependent upon the Company's Total Shareholder Return ("TSR") as compared to its peers and (ii) increasing the percentage of the executive's compensation which is based on the Company's performance. Our stockholders have voted to approve each of our three say-on-pay proposals, and we believe our investors continue to support our current philosophy and view our program as well-structured and aligned with performance. The compensation program for our Named Executive Officers is comprised of the elements shown in the table below, and each plays a unique role in meeting our compensation objectives:

CompensationElement	Purpose	Target	Competitive	Performance-Based	Stockholder Alignment	Talent Focus

Base Salary
• recognize each executive officer’s unique value and contributions to our success in light of salary norms in the industry and the general marketplace;
• remain competitive for executive-level talent within our industry;
• provide executives with sufficient, regularly-paid income;
• reflect position and level of responsibility
		• by position, the market 50th percentile of our peer group	✓			✓
Annual Performance-based Cash Incentive	• motivate management to achieve key annual corporate objectives; • align executives’ interests with our stockholders’ interests	• percentage of executive base salary which varies by position • payment made based on achievement of specified Company performance goals	✓	✓	✓	✓
Long-term Equity-based Compensation ➢PSU ➢Restricted Stock
• balances short and long-term objectives;
• aligns our executives’ interests with the long-term interests of our stockholders;
• rewards long-term performance relative to industry peers;
• makes our compensation program competitive from a total remuneration standpoint;
• encourages executive retention;
• gives executives the opportunity to share in our long-term value creation
		• percentage of executive base salary which varies by position • CEO - 45% restricted stock; 55% PSUs • Other NEOs - 50% restricted stock; 50% PSUs	✓ ✓	✓ ✓	✓ ✓	✓ ✓
Other Employee Benefits	• health and welfare, including medical, dental, short and long-term disability, health club subsidy and 401(k) plan with employer matching of first 6% eligible compensation contributed	• benefits available to all employees • limited perquisites	✓		✓
Change of Control and Severance Benefits
• provide financial security to help ensure that officers remain focused on our performance and the continued creation of stockholder value rather than on the potential uncertainties associated with their own employment;

• change in control benefits are "double trigger"
		• provide industry-competitive compensation package for our executives	✓		✓	✓

Setting Executive Officer Compensation
Role of the Compensation Committee. Our Compensation Committee makes all compensation decisions related to our Named Executive Officers and oversees a rigorous process to evaluate progress toward performance goals, monitor external trends, measure competitiveness and determine compensation outcomes. The Committee meets at least once per calendar quarter, with standing agenda items that support a disciplined process and address the responsibilities outlined in the Committee’s charter.
As discussed in greater detail throughout this CD&A, our Compensation Committee met numerous times during 2016 to review and discuss executive compensation matters with respect to 2016. Each year, at its December meeting, the Committee considers a range of information to determine the appropriate performance-based annual cash incentive awards for our Named Executive Officers for the current year, including:

•	Company performance relative to the Company's performance goal guidelines established by the Board at the beginning of the year;

•	Company performance relative to the Company's operational, financial and strategic initiatives established at the beginning of the year; and

•
The current year’s economic environment, commodity price fluctuations and other unforeseen influences (adverse or beneficial) that should be considered in the Committee’s evaluation of company and individual officer performance.

In addition, at its December meeting, the Committee also evaluates and approves the structure of our compensation program for the following year. For 2016, our compensation structure, including salaries and related annual performance-based cash incentive award and long-term equity-based incentive compensation opportunity targets, remained unchanged from 2015.
Our Compensation Committee generally intends to target approximately the market 50th percentile for base salary and total direct compensation within our peer group and to structure our annual cash and long-term incentives to provide our executive officers with an opportunity to earn up to a maximum of approximately the market 75th percentile for total direct compensation, in recognition of exceptional Company and individual performance. To date, we have not paid the maximum possible cash incentive award which would be necessary to achieve total direct compensation near the 75th percentile, to any executive officer in any year since our initial public offering. See "—Benchmarking and Peer Group" below.
Our Compensation Committee does review survey information as a frame of reference, taking into consideration factors such as the age of the data in the survey, the particular officer’s contribution to our financial performance and condition, as well as such officer’s qualifications, skills, experience and responsibilities. Our Compensation Committee also considers such factors as industry shortages of qualified employees for such positions, recent experience in the marketplace, and the elapsed time between the surveys used and when compensation decisions are made. In light of these qualitative and other considerations, the base salary and total direct compensation of a particular officer may be greater or less than the market 50th percentile and total potential direct compensation may be greater or less than the market 75th percentile and, in any event, our Compensation Committee recognizes that the compensation of certain of our executive officers whose base salary and total direct compensation are currently less than the market 50th percentile may continue to build to these targeted levels.
Role of the Chief Executive Officer and Other Officers. The Compensation Committee considers input from Mr. Nusz, our Chief Executive Officer, Mr. Reid, our President and Chief Operating Officer, and Mr. Lou, our Chief Financial Officer, regarding our executive compensation structure and the individual compensation levels for each executive officer, including themselves. Our CEO and his officer team also provide information to the Committee regarding the performance of the Company and the attainment of the Company's performance goals for the Committee’s determination of annual performance-based cash incentive awards. The Committee makes the final determination of Named Executive Officer compensation.
Role of the Compensation Consultant. Our Compensation Committee’s charter grants the Committee the sole authority to retain, at our expense, outside consultants or experts to assist in its duties. For 2016, our Compensation Committee engaged Longnecker & Associates (“Longnecker”) to advise it with respect to executive compensation matters, including development of the annual compensation peer group and an annual review and evaluation of our executive and director compensation packages generally, based on, among other things, survey data and information regarding general trends. Representatives from Longnecker periodically meet with our Compensation Committee throughout the year and advise our Compensation Committee with regard to general trends in director and executive compensation, including:

•	competitive benchmarking;

•	incentive plan design;

•	peer group selection; and

•	other trends and developments affecting executive compensation.
In addition, Longnecker provides our Compensation Committee and management with survey compensation data regarding our compensation peer group for each fiscal year. As discussed above under “Meetings and Committees of Directors—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with Longnecker.
Benchmarking and Peer Group. In order to attract, motivate and retain talented executive officers, we must ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for our Named Executive Officers as compared to compensation data for similarly situated executive officers at peer companies selected by the Committee.
For 2016, members of our management team met with representatives from Longnecker, our compensation consultant, and our Compensation Committee in the fourth quarter of 2015 to select a group of companies that they consider a “peer group” for executive and director compensation analysis purposes. This peer group was then used for purposes of developing the recommendations presented to our Board of Directors for 2016 compensation packages for our executive officers and non-employee directors. The oil and gas companies that comprise this peer group were selected primarily because they (i) have similar annual revenue, assets, market capitalization or enterprise value as us and (ii) potentially compete with us for executive-level talent. In light of these considerations, it was determined that certain changes to the 2015 peer group were necessary in order to establish an appropriate peer group for 2016. Due to changes in industry and market conditions, in late 2015 Cabot Oil and Gas Corporation, Cimarex Energy Co., and Concho Resources were deemed significantly larger than us and were replaced with Carrizo Oil & Gas, Inc., Energen Corp., Gulfport Energy Corp., and Laredo Petroleum, Inc. Halcon Resources Corporation was removed from the peer group due to its potential bankruptcy; and Rosetta Resources Inc. was removed since it had been acquired by Noble Energy Inc.
2016 Peer Group. The 2016 peer group for compensation purposes consisted of:

• Carrizo Oil & Gas, Inc.	• QEP Resources Inc.
• Denbury Resources Inc.	• Range Resources Corporation
• Energen Corp.	• SM Energy Co.
• Gulfport Energy Corp.	• Whiting Petroleum Corporation
• Laredo Petroleum, Inc.	• WPX Energy, Inc.
• Newfield Exploration Company
Longnecker compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Longnecker also provided published survey compensation data from multiple sources. This compensation data was then used to compare the compensation of our Named Executive Officers to comparably titled persons at companies within our peer group and in the survey data, generally targeting base salaries and total direct compensation for our Named Executive Officers at the market 50th percentile of our peer group, and targeting annual cash and long-term incentives so that our Named Executive Officers will have the opportunity to realize in future years total direct compensation up to the market 75th percentile of our peer group based on Company performance. For example, with respect to PSU awards, a Named Executive Officer may earn up to 200% of the initial PSUs granted, if, at the end of the performance period, the Company's TSR ranking is first among the PSU comparator group. Please see "—2016 Performance Share Units."
Conservative Philosophy. Although our Compensation Committee strives to compensate our Named Executive Officers competitively within our peer group, the Compensation Committee may compensate our Named Executive Officers below the 50th percentile of our peer group when conditions warrant. For instance, base salaries for our Named Executive Officers were below the applicable peer group 50th percentile in both 2015 and 2016, and our CEO's salary remains below the peer group 50th percentile in 2017. In addition, even during a period of growth in the three years following our initial public offering, many of our executive officers were compensated well below the peer group 50th percentile. For example, from 2010 to 2012, the base salaries of Messrs. Nusz and Reid averaged approximately 80% and 94%, respectively, of the 50th percentile for our respective peer groups. In 2012, the target total compensation of Messrs. Nusz and Reid was set at approximately 80% and 84%, respectively, of the 50th percentile for our 2012 peer group, and the Company began granting PSU awards in order to increase the amount of compensation directly tied to performance. Since 2012, each Named Executive Officer has received at least 50% of his total annual equity-based incentive compensation in the form of PSUs; and since 2015, our CEO has received 55% of his total annual equity-based incentive compensation in the form of PSUs.

Finally, the Compensation Committee regularly reduces the compensation of our Named Executive Officers below what they would have earned based on Company performance due to factors such as an uncertain commodity price environment and a desire to minimize dilution of the Company's stockholders. Please see "—Impact on 2016 Compensation Decisions;" "—Long-Term Equity-Based Incentive—2016 Restricted Stock Awards" and "—2016 Performance Share Units"
Annual Executive Compensation Decisions
Total Compensation Opportunities — How Elements of Our Compensation Program are Related to Each Other
We view the various components of compensation as distinct but related, and we emphasize “pay for performance” by structuring our program so that a significant portion of our executives' total compensation is "at risk" and tied to the Company's long- and short-term financial, operational and strategic goals.

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Our compensation philosophy is to foster entrepreneurship at all levels of the Company by awarding long-term equity-based incentives, currently in the form of restricted stock and PSUs, as a significant and integral component of compensation.

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We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

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We believe that our compensation packages are representative of an appropriate mix of compensation elements, and we anticipate that we will continue to utilize a similar, though not identical, mix of compensation in future years.

The approximate allocation of the targeted direct compensation components approved for each Named Executive Officer by the Compensation Committee for 2016, is as follows (percentages are based on each Named Executive Officer’s 2016 base salary, and target amounts of compensation with respect to annual performance-based cash incentive awards and long-term equity-based incentive awards):

	Thomas B. Nusz	Taylor L. Reid	Michael H. Lou	Nickolas J. Lorentzatos
Base Salary	13%	17%	17%	21%
Annual Performance-Based Cash Incentive Award	16%	17%	17%	17%
Restricted Stock Awards	32%	33%	33%	31%
PSUs	39%	33%	33%	31%
Total	100%	100%	100%	100%
The following discussion describes the components of our executive compensation program and explains how we determined the amounts for our Named Executive Officers for 2016 and to date in 2017.
Base Salary. Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. In setting annual base salary amounts, our Compensation Committee intends to generally target by position the market 50th percentile of our peer group, although the Compensation Committee also takes into consideration factors such as the particular officer’s contribution to our financial performance and condition, the officer’s qualifications, skills, experience and responsibilities, as well as current market and industry conditions.
At its December 2015 meeting, our Compensation Committee reviewed data with respect to our 2016 compensation peer group, but due to industry conditions, management did not recommend, and the Compensation Committee did not approve, an increase in the base salary of any of our Named Executive Officers for fiscal year 2016. This was the second year in a row that the Compensation Committee did not approve any base salary increases for our Named Executive Officers. As such, the 2016 base salaries of our Named Executive Officers were generally below the market 50th percentile for base salary rates for officers with like positions in our peer group, as shown below:

	2016 Base Salary	50th Percentile of 2016 Peer Group	Percentage of 50th Percentile
Thomas B. Nusz	$820,000	$865,633	95%
Taylor L. Reid	$500,000	$506,924	99%
Michael H. Lou	$420,000	$438,134	96%
Nickolas J. Lorentzatos	$360,000	$369,892	97%
Annual Performance-Based Cash Incentive Awards. We have historically utilized, and expect to continue to utilize, annual performance-based cash incentive awards to reward achievement of our annual Company performance goals. Our annual performance-based cash incentive program for our Named Executive Officers is governed by our Amended and Restated 2010 Annual Incentive Compensation Plan (the “Incentive Plan”).
2016 Performance Goals and Annual Cash Incentive Award Opportunity. In December of each year, the Compensation Committee establishes threshold, target and maximum cash incentive award opportunities for each Named Executive Officer as a percentage of the officer’s base salary for purposes of determining the annual performance-based cash incentive awards for the upcoming year. For 2016, the cash incentive award opportunities for the Named Executive Officers were not changed from the levels in place for 2015 and were set as follows:

	Threshold (as % of base salary)	Target (as % of base salary)	Maximum (as % of base salary)
Thomas B. Nusz	60%	120%	240%
Taylor L. Reid	50%	100%	200%
Michael H. Lou	50%	100%	200%
Nickolas J. Lorentzatos	40%	80%	160%
Also in December of each year, the Company sets threshold, target and maximum levels for a limited number of established annual performance goals, each with a pre-assigned weighting, to serve as a guideline for determining the actual annual performance-based cash incentive award amounts earned by our executive officers for the upcoming year. In general, our Board of Directors attempts to set rigorous performance objectives such that there will be approximately a 50% probability achieving the target performance metrics and that achievement at the threshold or maximum performance levels will be much less probable. If we achieve the target performance goals, the annual performance-based cash incentive awards to our Named Executive Officers are expected to be paid at target levels. In order to create additional incentive for exceptional Company performance, if we achieve the maximum performance goals and at the discretion of our Compensation Committee, awards can be up to the maximum levels designated for each Named Executive Officer, but it is not expected that payment at this level would occur in most years, and to date, we have not awarded cash incentives at the maximum percentage for any Named Executive Officer in any year since our initial public offering.
The established performance goals selected may vary from year to year and are intended to reflect the most critical operational, financial and strategic goals for the upcoming year, including goals based on financial measures such as returns and revenues as well as operational and strategic goals relevant to our annual operating plan. The Committee believes that setting specific performance goals in advance helps establish important benchmarks and communicates the Company's top priorities to its Named Executive Officers and employees. Following the end of the applicable year, the Committee determines the amount of the awards earned based on a retrospective evaluation of performance against the established goals. The Compensation Committee may also consider other subjective features, such as extenuating market circumstances, individual performance and safety performance, when determining actual amounts of awards. Performance-based cash incentive awards to our executives are based solely on the performance of the Company, not the performance of the individual.
In addition, in order that the 2016 annual performance-based cash incentive awards may qualify as tax deductible “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Compensation Committee established a baseline performance hurdle of $250 million in revenue for 2016, the achievement of which was a condition to the payout of any performance-based cash incentive awards to the Named Executive Officers under the program. Although the achievement of the baseline performance hurdle permits a payout at the maximum cash incentive award level for each Named Executive Officer, the Compensation Committee, in determining actual awards, may apply its subjective judgment to reduce (but not increase) the amount of the award payout, taking into consideration the Company’s performance against other goals and factors (including the established operational, financial and strategic performance goals for the year, as described below for 2016). In January 2017, the Compensation Committee certified that the 2016 baseline performance hurdle was exceeded.

2016 Performance Goals. In early 2016, the performance goals established by the Board for the annual cash incentive award amounts that our Named Executive Officers would have the opportunity to earn in 2016 were set in an even more difficult and uncertain commodity price environment than the 2015 performance goals (WTI had declined by nearly 50% since the 2015 goals were set). However, as discussed below, our Board still moved to set rigorous goals, with "target" performance set at a level at which the Board believed the Company had approximately a 50% chance of achieving.
The performance target set for each metric, except for "EBITDAX," was more rigorous in 2016 than in 2015, even though the commodity price environment was worse in 2016, because the Board believed that the Company could build on the efficiencies created in 2015 and continue to drive costs down. With respect to EBITDAX, the lower target in 2016 was due to the continued decline in commodity prices during 2015 and also fewer volumes hedged at lower prices in 2016 as compared to 2015.
In addition, while the performance goals for our Production, Reserve Growth & Efficiency, and Cost Structure-LOE metrics may appear slightly less rigorous for 2016, compared to 2015 results, the Board took care to set the "target" performance at a level at which the Board believed the Company had approximately a 50% chance of achieving in 2016. With respect to our Production metric, we planned for lower volumes due to an expected divestiture, which closed in April 2016, and an operational plan which would bring fewer new wells online in 2016; as we expected commodity prices to remain "lower for longer," we reduced our rig count from 3 rigs to 2 rigs and our frac crews from 2 crews to 1 crew in 2016. With respect to our Reserve Growth & Efficiency metric, we did not foresee the team's ability to further reduce costs, and early time data on enhanced completion techniques were not yet conclusive on how well the tests would perform at the time this metric was set. With respect to LOE, we planned for LOE to increase in 2016 due to lower volumes and our plan to bring online fewer new wells, which generally have a lower LOE as compared to older producing wells.
Set forth below are our 2016 established performance goals and weightings used as a guideline to evaluate our 2016 performance for purposes of the 2016 annual performance-based cash incentive awards. The resulting assessment of performance against each goal is also provided below.

Metric	Performance Goal	Weight	Assessment	Result
Production
Volume (Boe/d)	48,100	20%	Achieved 49,757 Boe/d	Exceeded
Reserve Growth & Efficiency
Proved Developed finding and development cost ($/Boe)	$17.07	20%	Achieved $6.80/Boe	Significantly Exceeded
Cost Structure
LOE ($/Boe)	$8.00	10%	Achieved $7.29/Boe	Significantly Exceeded
G&A ($MM)(1)	$93	10%	Achieved $93MM	Achieved
EBITDAX ($MM)	$409	20%	Achieved $496MM	Significantly Exceeded
Initiatives		20%		Exceeded
The "Initiatives" performance metric assesses achievement by the Company of various strategic and operational goals, which we have identified as key drivers of financial and operational business success (including, for 2016, environmental, health and safety, execution on Wild Basin project, operations excellence, portfolio management, innovation, knowledge management, and organizational process structure) which are given equal weight and, together, weighted 20%. Each year, after selecting the Initiatives for the upcoming year, management assigns teams of employees to define goals for each Initiative and to develop strategies for meeting them. Management evaluates and approves the goals and strategies, and the Initiative teams meet throughout the year to assess performance and provide progress updates to management. Detailed performance targets are not provided for each Initiative because many contain proprietary information, however each Initiative target is defined, specific, measurable, time-based, and gradable. Upon evaluation at the end of the year, two Initiatives were rated "significantly exceeded," four were rated "exceeded," and one was rated "achieved." The Board rated the Company's performance with respect to the Initiative metric as a whole as "exceeded."
At the end of 2016, our Compensation Committee reviewed our overall performance for 2016, including our performance with respect to the established performance goals and the other factors discussed above, with members of management and our full Board of Directors to determine the annual performance-based cash incentive award amounts to be paid to our Named Executive Officers with respect to 2016. As shown above, the results we attained with respect to the established Company performance goals for 2016 were, overall, significantly above our targeted performance goals, and the Compensation Committee determined that each Named Executive Officer earned an annual performance-based cash incentive award for 2016 that was greater than each officer's target annual cash incentive award, identified above under "—2016 Performance Goals and Annual Cash Incentive Award Opportunity."

While the Committee had made significant reductions to the Named Executive Officers' earned annual performance-based cash incentive awards for 2015 due to challenging and uncertain market conditions facing the Company, for 2016, the Committee approved annual performance-based cash incentive awards at the level each officer earned based on Company performance in 2016 and in recognition of two years of excellent performance with respect to Company performance targets despite the challenging market environment. Specifically, the Named Executive Officers received the following annual performance-based cash incentive award amounts, which are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for 2016:

Named Executive Officer	2016 Cash Incentive Award
Thomas B. Nusz	$1,574,400
Taylor L. Reid	$800,000
Michael H. Lou	$672,000
Nickolas J. Lorentzatos	$460,800
Long-Term Equity-Based Incentives. We believe a formal long-term equity incentive program is essential and consistent with the compensation programs of the companies in our peer group. We maintain our Amended and Restated 2010 Long-Term Incentive Plan (the "LTIP"), which permits the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions, to our Named Executive Officers and other eligible employees. We believe that long-term equity-based incentive compensation is an important component of our executive compensation program because it:
•balances short and long-term objectives;
•aligns our executives' interests with the long-term interests of our stockholders;
•rewards long-term performance relative to industry peers;

•	helps us attract and retain the most qualified employees, directors and consultants in the oil and gas industry;

•	makes our compensation program competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and
•gives executives the opportunity to share in our long-term value creation.
Our Compensation Committee has the authority under the LTIP to award incentive equity compensation to our executive officers in such amounts and on such terms as the Committee determines appropriate in its sole discretion. Prior to 2012, our long-term equity-based incentive compensation program consisted solely of restricted stock awards; however, since 2012, our Compensation Committee granted annual awards of both restricted stock awards and PSUs to our Named Executive Officers and key employees. The Compensation Committee may, in its discretion, determine in the future to grant additional long-term equity incentive awards or award types if deemed appropriate.
For 2016, the Compensation Committee made annual awards of restricted stock and PSUs to our Named Executive Officers. We believe restricted stock awards and PSUs effectively align the interests of our executive officers with the interests of our stockholders on a long-term basis and have retentive attributes. PSUs also have an additional performance-based component that compares our stock price performance with that of our peer companies. Currently, our Named Executive Officers receive 50% of their total annual equity-based incentive compensation in the form of restricted stock awards and 50% of their total annual equity-based incentive compensation in the form of PSUs, valued based on the aggregate value of the shares subject to such awards at the date of grant (in the case of PSUs, based on the initial number of PSUs subject to the award), except for Mr. Nusz who receives 45% of his total annual equity-based incentive compensation in the form of restricted stock awards and 55% of his total annual equity-based incentive compensation in the form of PSUs. We believe this combination of long-term equity awards appropriately provides incentives that capture absolute total return performance of our common stock as well as awards that also capture variable performance relative to the performance of other oil and gas companies.
In December of each year, the Compensation Committee, in consultation with Longnecker, its compensation consultant, establishes long-term incentive award opportunities for each Named Executive Officer with an aggregate value at the time of grant equal to a percentage of the officer’s base salary for the upcoming year. For 2016, the target long-term incentive award opportunities for the Named Executive Officers were not changed from the levels in place for 2015 and were set as follows:

	PSU (multiple of base salary)	Restricted Stock (multiple of base salary)
Thomas B. Nusz	3.00	2.50
Taylor L. Reid	2.00	2.00
Michael H. Lou	2.00	2.00
Nickolas J. Lorentzatos	1.50	1.50
The Compensation Committee may determine to grant awards above or below the targeted opportunity level taking into account Company performance, current market conditions and any other factors it deems appropriate.
2016 Restricted Stock Awards. At its January 2016 meeting, the Compensation Committee again approved annual restricted stock awards which were granted to our Named Executive Officers on January 20, 2016. Because actual results attained with respect to Company performance metrics for 2015 were significantly above our targeted performance goals, the Compensation Committee considered granting each Named Executive Officer awards at a level greater than each such target percentage of base salary set forth above. However, taking into account the uncertain commodity price environment and desiring to minimize dilution of the Company's stockholders, the Compensation Committee approved awards to our Named Executive Officers at approximately 60% of target percentage of base salary for our Chief Executive Officer, and less than 65% of target for our other Named Executive Officers for 2016. The number of shares of restricted stock granted to each Named Executive Officer in 2016 is set forth below, along with a comparison to the grant that each Named Executive Officer would have received if such grants had been made at each Named Executive Officer's target percentage of base salary (set forth in the table above):

Named Executive Officer	Target Annual Restricted Stock Grant	Reduction Taken by Compensation Committee	Actual 2016 Annual Restricted Stock Grant Received
Thomas B. Nusz	467,000	186,600	280,400
Taylor L. Reid	227,800	84,500	143,300
Michael H. Lou	191,300	70,900	120,400
Nickolas J. Lorentzatos	123,000	43,800	79,200
These awards will vest over a three-year period, provided the award recipient remains continuously employed through the applicable vesting dates. The first 1/3 tranche vested on January 20, 2017, the second 1/3 tranche will vest on January 20, 2018, and the final 1/3 tranche will vest on January 20, 2019, in each case, subject to the award recipient’s continued employment. The vesting of these awards will accelerate in full if the award recipient’s employment is terminated due to either death or disability, and the awards are subject to the accelerated vesting provisions contained in any existing employment agreement. The accelerated vesting provisions applicable to our Named Executive Officers are described in greater detail below in the section entitled “—Potential Payments upon Termination and Change in Control.” While a Named Executive Officer holds unvested restricted shares, he is entitled to all the rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends thereon, which dividends must be paid within 30 days of the date dividends are distributed to our stockholders generally.
2016 Performance Share Units. In January 2016, the Compensation Committee also approved annual grants of PSUs to the Named Executive Officers. The PSUs are awards of restricted stock units subject to certain service and performance conditions, with each PSU that becomes earned representing the right to receive one share of our common stock. The initial number of PSUs awarded was determined by dividing the specified dollar value allocable to PSU awards with respect to each Named Executive Officer by the volume weighted average price of our common stock over the 30 day period preceding the date of grant. As noted above, our Compensation Committee typically makes annual awards of PSUs to our Named Executive Officers with an aggregate value at the time of grant equal to a target percentage of the individual’s base salary for the year.
Because actual results attained with respect to Company performance metrics for 2015 were significantly above our targeted performance goals, the Compensation Committee considered granting each Named Executive Officer awards at a level greater than each such target percentage of base salary set forth above. However, taking into account the uncertain commodity price environment and desiring to minimize dilution of the Company's stockholders, the Compensation Committee approved awards to our Named Executive Officers at approximately 60% of target percentage of base salary for our Chief Executive Officer, and less than 65% of target for our other Named Executive Officers. The initial number of PSUs granted to each Named Executive Officer in 2016 is set forth below, along with a comparison to the grant that each Named Executive Officer would have received if such grants had been made at each Named Executive Officer's target percentage of base salary (set forth above in "—Long-Term Equity-Based Incentives"):

Named Executive Officer	Target Annual PSU Grant	Reduction Taken by Compensation Committee	Actual 2016 Annual PSU Grant Received
Thomas B. Nusz	560,400	224,000	336,400
Taylor L. Reid	227,800	84,500	143,300
Michael H. Lou	191,300	70,900	120,400
Nickolas J. Lorentzatos	123,000	43,800	79,200
2016 Performance Share Units; Elimination of "Re-Testing" Feature. In connection with the January 2016 PSU awards, the Compensation Committee decided to make certain adjustments to the structure of the performance period applicable to the PSU awards in order to (i) beginning with PSUs granted in February 2016, eliminate the re-testing feature of the extended performance period, which is a feature of the PSUs granted in 2015 and prior years, and (ii) extend the performance period to four years to further align our executives' interest with our stockholders' interest in our long-term price performance. Specifically, the PSU awards for 2016 are subject to three distinct performance periods: (a) a two-year performance period beginning on January 20, 2016 and ending on January 19, 2018 for the first 1/3 tranche of the PSUs; (b) a three-year performance period beginning on January 20, 2016 and ending on January 19, 2019 for the second 1/3 tranche of PSUs; and (c) a four-year performance period beginning on January 20, 2016 and ending on January 19, 2020 for the third 1/3 tranche of PSUs. Depending on the relative TSR achieved by us, a Named Executive Officer may earn between 0% and 200% of the PSUs eligible to vest at the end of each applicable performance period. If less than 200% of the PSUs that are eligible to vest are earned at the end of the applicable performance period, then the unearned PSUs subject to that tranche will be forfeited and the award recipient will not have another opportunity to earn up to an aggregate of 200% of the initial PSUs granted. Other than as discussed above, the terms of the 2016 PSU awards generally remain the same as the terms of the PSU awards granted by the Company in 2015 and prior years.
Total Shareholder Return Comparator Group. The PSUs are subject to designated two-year, three-year, and four-year performance periods, each of which began on January 20, 2016. The number of PSUs eligible to be earned for each period is subject to a market performance condition, which is based on a comparison of the TSR achieved with respect to shares of our common stock against the TSR achieved by each company in the PSU comparator group, which consists of the following companies:

• Carrizo Oil & Gas Inc.	• Range Resources Corporation
• Denbury Resources Inc.	• SM Energy Co.
• Energen Corp.	• Whiting Petroleum Corporation
• Gulfport Energy Corp.	• WPX Energy, Inc.
• Laredo Petroleum Inc.	• the Standard & Poor’s Oil & Gas Exploration & Production Select Industry Index, weighted as a single company
• Newfield Exploration Company
• QEP Resources Inc.
2016 Performance Share Unit Targets. Depending on the relative TSR achieved by us for each designated performance period, a Named Executive Officer may earn between 0% and 200% of the initial PSUs granted and allocated to that period. The number of earned PSUs for each performance period will be calculated based on a scale similar to the following, which may change depending on the number of peer companies remaining at the end of the applicable performance period:

Total Shareholder Return Rank	% Initial PSUs Eligible to Vest for Performance Period that will become Earned Performance Units	% Initial PSUs Eligible to Vest for Performance Period that will become Earned Performance Units	% Initial PSUs Eligible to Vest for Performance Period that will become Earned Performance Units
1	200%	200%	200%
2	183%	182%	180%
3	167%	164%	160%
4	150%	145%	140%
5	133%	127%	120%
6	117%	109%	100%
7	100%	91%	80%
8	83%	73%	60%
9	67%	55%	40%
10	50%	36%	20%
11	33%	18%	—%
12	17%	—%
13	—%
A Named Executive Officer generally must remain employed during the entirety of the performance period to earn the PSUs, although certain accelerated vesting provisions apply in the case of certain events, such as a change in control and certain specified terminations of employment. See “—Potential Payments upon Termination and Change in Control” for additional information regarding these provisions. With respect to each PSU held by a Named Executive Officer (up to the maximum number of PSUs), we will credit an account with an amount equal to any cash dividends paid on one share of stock. Amounts credited to the account will be paid at the same time and on the same terms and conditions applicable to the PSUs, but only with respect to PSUs that become earned.
Employee Benefits. In addition to the elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same health, welfare and other employee benefits as are available to all our employees generally, which include medical and dental insurance, short and long-term disability insurance, a health and/or professional club subsidy and a 401(k) plan with a dollar-for-dollar match on the first 6% of eligible employee compensation contributed to the plan. In addition, the 401(k) plan permits the Board of Directors, in its discretion, to make an employer contribution for a plan year equal to a uniform percentage of eligible compensation for each active participant in the plan, including our Named Executive Officers, subject to applicable IRS limitations. While the Board of Directors has made such contributions in prior years, the Board determined not to make such a contribution in 2016 and 2015. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.
The general benefits offered to all employees (and thus to our Named Executive Officers) are reviewed by our Compensation Committee each year. Currently, we provide our Named Executive Officers with limited perquisites, including certain parking and transportation benefits and payment of health club dues. Benefits offered only to Named Executive Officers are reviewed by our Compensation Committee in conjunction with its annual review of executive officer compensation.
Employment Agreements and Severance and Change in Control Arrangements
General Philosophy. During 2016, we had employment agreements in effect with Messrs. Nusz, Reid, Lou and Lorentzatos. These employment agreements are designed to ensure an individual understanding of how the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the officer’s employment. In consultation with our compensation consultant, Longnecker, we determined that, due to the historical roles they have played in our success and growth, Messrs. Nusz and Reid are critical to the ongoing stability and development of the business and, therefore, entering into employment agreements with these individuals was advisable. In addition, in light of Mr. Lou’s promotion to Executive Vice President and Chief Financial Officer in 2011 and Mr. Lorentzatos’s promotion to Executive Vice President, General Counsel and Corporate Secretary in 2014, we determined that it was in our best interest to enter into an employment agreement with each of these officers in recognition of their level of responsibility within our organization; however, we have not entered into employment agreements with any of our other employees, and we expect the remainder of our employees to remain "at will."

Current Employment Agreements. In 2015, we amended and restated the employment agreements with each of our Named Executive Officers, in each case, to replace the officer’s previous employment agreement, the term of which was expiring. The current employment agreements have a term of three years that ends on March 20, 2018 and may be renewed upon agreement between us and the executive prior to the end of the then-current term. None of the amended employment agreements contains an automatic extension provision.
What the employment agreements do. The employment agreements provide for specified minimum annual base salary rates, which may be increased (but not decreased) by our Board of Directors in its discretion. The employment agreements also provide that the executives are eligible to receive annual performance-based bonuses each year during the employment term. Further, the employment agreements provide the executives with the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and provide that they may periodically receive stock grants pursuant to our long-term incentive compensation plan.
The employment agreements also provide for severance and change in control benefits to be paid to Messrs. Nusz, Reid, Lou and Lorentzatos under certain circumstances and certain post-termination non-compete, non-disclosure and similar obligations. We believe that the interests of our stockholders are best served if we provide separation benefits to eliminate, or at least reduce, the reluctance of executive officers and other key employees to pursue potential corporate transactions that may be in the best interests of our stockholders, but that may have resulting adverse consequences to the employment situations of our executive officers and other key employees. Further, these arrangements ensure an understanding of what benefits are to be paid in the event of termination of employment in certain specified circumstances and/or upon the occurrence of a change in control. Severance benefits are provided to reflect the fact that it may be difficult for executive officers to find comparable employment within a short period of time if they are involuntarily terminated. Change in control benefits are provided in order that the executives may objectively assess and pursue aggressively our interests and the interests of our stockholders with respect to a contemplated change in control, free from personal, financial and employment considerations.
The employment agreements also contain “clawback” provisions that enable us to recoup any compensation that is deemed incentive compensation if required by any law, government regulation, stock exchange listing requirement, or Company policy adopted as required by such law, government regulation, or stock exchange listing requirement.
What the employment agreements do not do. As was the case with the previous employment agreements, the current employment agreements with our Named Executive Officers do not provide for (i) an automatic extension of the term of the agreement or (ii) potential tax gross up payments if a covered executive receives golden parachute payments in connection with a change in control. Instead, the employment agreements include provisions providing that the executive will be required to pay in full any excise taxes associated with any golden parachute payments received, unless reducing the payments to the executive within the Section 280G safe harbor amount would put the executive in a better net after-tax position. In addition, in connection with the 2015 amendments, we removed the provision in the employment agreements providing for the automatic single trigger vesting of unvested equity awards upon the occurrence of a "change in control" (as defined in the LTIP). This provision has been replaced with a double trigger vesting provision, in the event that certain terminations of employment occur within a two-year period following a "change in control," consistent with best market practices.
Severance and Change in Control Arrangements
As described above, the amended employment agreements provide certain benefits and compensation to Messrs. Nusz, Reid, Lou and Lorentzatos in the event of certain terminations from employment, including in connection with a change in control. In addition, for executive officers and other key employees who do not have employment agreements with us, we maintain the Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Amended CIC Plan”) to provide severance and change in control benefits to participants.
Clawback Policy
Currently, our equity-based incentive compensation awards and the employment agreements with our Named Executive Officers contain the following provisions for the recoupment of incentive compensation:

•
Restricted stock and PSU agreements covering grants made to our Named Executive Officers and other service providers in 2011 and later years include language providing that the award may be cancelled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt.

•	The LTIP and the Incentive Plan include provisions specifying that awards under those arrangements are subject to any clawback policy we adopt.

•
The employment agreements described in more detail under "—Employment Agreements" above contain a clawback provision that enables us to recoup any compensation that is deemed incentive compensation if required by any law, government regulation, stock exchange listing requirement, or Company policy adopted as required by such law, government regulation, or stock exchange listing requirement.

•
Our Compensation Committee is currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intends to adopt a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once final rules are promulgated by the SEC.

Tax and Accounting Considerations
Under Section 162(m) of the Internal Revenue Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code) of such corporation exceeding $1,000,000 in any taxable year, unless the compensation meets certain requirements for qualified “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.
Our policy is to have compensation programs that recognize and reward performance that increases stockholder value and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of that compensation. We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in our best interest and in the best interest of our stockholders to provide compensation to selected executives even if it is not fully or partially tax-deductible.
If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design any such arrangements with our Named Executive Officers and other service providers to be exempt from, or to comply with, Section 409A.
All equity awards to our employees, including our Named Executive Officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, “Compensation—Stock Compensation.”
Compensation Practices as They Relate to Risk Management
We believe our compensation programs do not encourage excessive and unnecessary risk taking by our executive officers (or other employees) and are not reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding cash incentive amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests and objectives of our executives with those of our stockholders, thereby reducing the incentives to unnecessary risk taking.

Executive Compensation
Summary Compensation Table
The following table shows information concerning the annual compensation for services provided to us by our Named Executive Officers during the fiscal years ended December 31, 2014, 2015, and 2016.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas B. Nusz	2016	$820,000	$—	$2,220,528	$1,574,400	$21,189	$4,636,117
Chairman and	2015	$820,000	$—	$2,916,376	$984,000	$24,594	$4,744,970
Chief Executive Officer	2014	$793,333	$688,800	$5,384,281	$—	$36,317	$6,902,731

Taylor L. Reid	2016	$500,000	$—	$1,048,956	$800,000	$19,908	$2,368,864
President and	2015	$500,000	$—	$1,302,067	$500,000	$19,908	$2,321,975
Chief Operating Officer	2014	$500,000	$350,000	$3,324,952	$—	$19,608	$4,194,560

Michael H. Lou	2016	$420,000	$—	$881,328	$672,000	$20,208	$1,993,536
Executive Vice President and Chief Financial Officer	2015	$420,000	$—	$1,093,775	$420,000	$19,908	$1,953,683
	2014	$408,333	$235,200	$1,774,041	$—	$23,363	$2,440,937

Nickolas J. Lorentzatos	2016	$360,000	$—	$579,744	$460,800	$19,908	$1,420,452
Executive Vice President, General Counsel and Corporate Secretary	2015	$360,000	$—	$703,107	$288,000	$19,908	$1,371,015
	2014	$360,000	$201,600	$1,730,699	$—	$25,701	$2,318,000
  __________________

(1)	Reflects the base salary earned by each Named Executive Officer during the fiscal year indicated.

(2)
Reflects the aggregate grant date fair value of restricted stock awards and PSUs under our LTIP granted in the fiscal year indicated, computed in accordance with FASB ASC Topic 718, and does not reflect the actual value that may be realized by the executive. See Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016 for additional detail regarding assumptions underlying the value of these equity awards. For fiscal year 2016, the grant date fair value for restricted stock awards is based on the closing price of our common stock on January 20, 2016, the grant date for those awards, which was $4.32 per share. The compensation expense amounts included for the PSUs granted on January 20, 2016 were calculated based on the initial number of PSUs granted at a weighted average grant date fair value price per unit of $3.00, which is consistent with the probability of achieving the applicable performance objectives and the estimate of aggregate compensation cost to be recognized over the performance period of the awards as of the grant date in accordance with FASB ASC Topic 718. For fiscal year 2016, the grant date fair value price of the PSUs was determined using a Monte Carlo simulation model, which resulted in an expected percentage of PSUs earned of 69%, and was applied to the closing price of our common stock on the date of grant of $4.32.

(3)
For fiscal year 2016, reflects amounts earned for services performed in 2016 pursuant to the annual performance-based cash incentive awards granted to the Named Executive Officers under the Incentive Plan. The amounts reported in the table were paid to the Named Executive Officers 75% in February 2017 and 25% in March 2017 following the completion of the 2016 audit of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting. The awards are described in more detail above under "—Compensation Discussion and Analysis—Annual Executive Compensation Decisions—Annual Performance-Based Cash Incentive Awards—2016 Performance Goals and Annual Cash Incentive Award Opportunity."

(4)	The following items are reported in the “All Other Compensation” column for fiscal year 2016:

Name	Health Club Dues	Parking	401(k) Plan Match	Tax Reimbursement(a)	Total
Thomas B. Nusz	$—	$4,008	$15,900	$1,281	$21,189
Taylor L. Reid	$—	$4,008	$15,900	$—	$19,908
Michael H. Lou	$300	$4,008	$15,900	$—	$20,208
Nickolas J. Lorentzatos	$—	$4,008	$15,900	$—	$19,908
 __________________
(a) For Mr. Nusz, represents tax payments made in respect of imputed income for persons accompanying executives on a Company-contracted aircraft for business travel purposes. No incremental cost was incurred by the Company for travel by accompanying persons. The Company does not allow Company-contracted aircraft to be used for personal travel; however, in limited circumstances, we have permitted an executive’s family member to accompany the executive on a flight when the executive is traveling for business.
Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to each of our Named Executive Officers under the LTIP during fiscal year 2016.

Name	Grant Date	Date of Compen-sation Committee Action (if different from Grant Date)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (In Shares)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Thomas B. Nusz	1/20/2016	1/19/2016							280,400	$1,211,328
	1/20/2016	1/19/2016				57,188	336,400	672,800		$1,009,200
			$492,000	$984,000	$1,968,000
Taylor L. Reid	1/20/2016	1/19/2016							143,300	$619,056
	1/20/2016	1/19/2016				24,361	143,300	286,600		$429,900
			$250,000	$500,000	$1,000,000
Michael H. Lou	1/20/2016	1/19/2016							120,400	$520,128
	1/20/2016	1/19/2016				20,468	120,400	240,800		$361,200
			$210,000	$420,000	$840,000
Nickolas J. Lorentzatos	1/20/2016	1/19/2016							79,200	$342,144
	1/20/2016	1/19/2016				13,464	79,200	158,400		$237,600
			$144,000	$288,000	$576,000
   __________________

(1)
Represents annual performance-based cash incentive awards granted under the Incentive Plan during fiscal year 2016 for services performed in 2016. The awards were paid above the "target" level for each Named Executive Officer, based on performance achievement for 2016, as reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2016. The awards (including performance goals and targets) are described in more detail above under “—Compensation Discussion and Analysis—Annual Performance-Based Cash Incentive Awards—2016 Performance Goals and Annual Cash Incentive Award Opportunity.”

(2)
Reflects PSUs granted under our LTIP in 2016. Amounts reported (a) in the “Threshold” column reflect 17% of the initial number of PSUs granted in 2016, which is the minimum amount payable under the PSU awards (assuming a TSR rank of 12th of 13 peers), (b) in the “Target” column reflect 100% of the initial number of PSUs granted in 2016, which is the target amount payable under the PSU awards (assuming a TSR rank of 7th of 13 peers), and (c) in the “Maximum” column reflect 200% of the initial number of PSUs granted in 2016, which is the maximum amount that may be earned pursuant to the awards (assuming a TSR rank of 1st of 13 peers). If relative TSR is below the 17th percentile, then 0% of the initial number of PSUs granted in 2016 will be earned. The number of our common shares actually received by the Named Executive Officer at the end of each designated performance period may vary from the initial number allocated to that period, based on our relative TSR as compared to the TSR of the other peer group companies. The PSUs are subject to a designated two-year, three-year, and four-year performance periods, each of which began on January 20, 2016. The PSUs (including performance goals and targets) are described in more detail above under “—Compensation Discussion and Analysis—Annual Executive Compensation Decisions—Long-Term Equity-Based Incentives.”

(3)
Reflects restricted stock awards granted under our LTIP in 2016. These awards will vest over a three-year period. The first 1/3 tranche vested on January 20, 2017, the second 1/3 tranche will vest on January 20, 2018, and the final 1/3 tranche will vest on January 20, 2019, in each case, subject to the Named Executive Officer's continued employment.

The awards are described in more detail above under “—Compensation Discussion and Analysis—Annual Executive Compensation Decisions—Long-Term Equity-Based Incentives.”

(4)
Reflects the aggregate grant date fair value of restricted stock awards and PSUs granted under our LTIP in fiscal year 2016, computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the January 20, 2016 grant date, which was $4.32 per share. With respect to the PSUs granted on January 20, 2016, the compensation expense amounts included were calculated based on the initial number of PSUs granted at a weighted average grant date fair value price per unit of $3.00, which is consistent with the probability of achieving the applicable performance objectives and the estimate of aggregate compensation cost to be recognized over the performance period of the awards as of the grant date in accordance with FASB ASC Topic 718. The grant date fair value price of the PSUs was determined using a Monte Carlo simulation model, which resulted in an expected percentage of PSUs earned of 69%, and was applied to the closing price of our common stock on the date of grant of $4.32.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2016.

	Stock Awards
	Restricted Stock Awards		PSUs
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that Have Not Vested(4)
Thomas B. Nusz	444,743	$6,733,409	984,669	$14,907,889
Taylor L. Reid	235,956	$3,572,374	417,481	$6,320,662
Michael H. Lou	193,717	$2,932,875	346,679	$5,248,720
Nickolas J. Lorentzatos	125,713	$1,903,295	228,529	$3,459,929
__________________

(1)	Includes the following outstanding restricted stock awards held by our Named Executive Officers:

Name	One-Time Retention Grant (a)	2014 Annual Award (b)	2015 Annual Award (c)	2016 Annual Award (d)	Promotion Awards (e)	Total
Thomas B. Nusz	64,400	26,463	73,480	280,400	—	444,743
Taylor L. Reid	38,580	13,153	35,840	143,300	5,083	235,956
Michael H. Lou	34,140	9,070	30,107	120,400	—	193,717
Nickolas J. Lorentzatos	17,820	6,597	19,353	79,200	2,743	125,713

(a)
The shares subject to the One-Time Retention Grant vest in full on the earlier to occur of a change in control or the Named Executive Officer’s termination of employment due to death or disability, by us without cause, by the executive for good reason, or upon retirement (upon attaining age 60 and continuous employment from the date of grant until the three year anniversary of the award).

(b)
The shares subject to the 2014 Annual Award vest in three substantially equal annual installments. The first 1/3 tranche vested on February 14, 2015. The second tranche vested on February 14, 2016 and the final tranche vested on February 14, 2017. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination and Change in Control.”

(c)
The shares subject to the 2015 Annual Award vest in three substantially equal annual installments. The first 1/3 tranche vested on January 15, 2016. The second tranche vested on January 15, 2017 and the final tranche will vest on January 15, 2018. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination and Change in Control.”

(d)
The shares subject to the 2016 Annual Award vest in three substantially equal annual installments. The first 1/3 tranche vested on January 20, 2017. The second tranche will vest on January 20, 2018 and the final tranche will vest on January 20, 2019. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination and Change in Control.”

(e)
Reflects shares granted to Messrs. Reid and Lorentzatos in recognition of their promotions to President and Chief Operating Officer and to Executive Vice President, General Counsel and Corporate Secretary, respectively. The Promotion Awards were effective January 15, 2014 and vest in three substantially equal annual installments. The first

1/3 tranche vested on January 15, 2015. The second tranche vested on January 15, 2016 and the final tranche vested on January 15, 2017. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination and Change in Control.”

(2)
This column reflects the closing price of our common stock on December 30, 2016 (the last trading day of fiscal year 2016), which was $15.14, multiplied by the number of outstanding shares of restricted stock.

(3)
For the PSU awards granted in 2013, 2014, 2015, and 2016, reflects the initial number of PSUs granted to each of the Named Executive Officers on the date indicated, multiplied by the performance level percentage indicated, which in accordance with SEC rules is the next higher performance level for each award that exceeds 2016 performance. For the PSU awards granted in 2013, for which the initial performance period ended on February 14, 2016, 75% of the initial PSUs were earned as of that date and payments with respect thereto were made to the Named Executive Officers. In accordance with the terms of such awards, since less than 200% of the initial PSUs were earned during the initial performance period, up to an additional 125% of the initial PSUs may be earned during the extended performance period. For the PSU awards granted in 2013, reflects the remaining number of PSUs that may be earned by each of the Named Executive Officers under the award during the extended performance period, multiplied by the performance level percentage indicated below, which in accordance with SEC rules is the next higher performance level for the award that exceeds 2016 performance. The number of shares reported in the table above are shown for PSUs granted:

•
On February 15, 2013, at a performance level of 125% applied to the following initial number of PSUs: (a) Mr. Nusz—8,905, (b) Mr. Reid—4,553, (c) Mr. Lou—3,543, and (d) Mr. Lorentzatos—2,023. The extended performance period ended on February 14, 2017, and no additional shares were earned.

•
On February 14, 2014, at a performance level of 75% applied to the following initial number of PSUs: (a) Mr. Nusz—48,290, (b) Mr. Reid—23,560, (c) Mr. Lou—14,840, and (d) Mr. Lorentzatos—12,720. The initial performance period for these awards commenced on February 14, 2014 and ended on February 13, 2017, and no shares were earned.

•
On January 15, 2015, at a performance level of 200% applied to the following initial number of PSUs: (a) Mr. Nusz—132,260, (b) Mr. Reid—53,760, (c) Mr. Lou—45,160, and (d) Mr. Lorentzatos—29,030. The initial performance period for these awards commenced on January 15, 2015 and ends on January 14, 2018.

•
On January 20, 2016, at a performance level of 200% applied to the following initial number of PSUs: (a) Mr. Nusz—336,400, (b) Mr. Reid—143,300, (c) Mr. Lou—120,400, and (d) Mr. Lorentzatos—79,200. The designated performance periods for these awards each commenced on January 20, 2016 and end on January 19, 2018, 2019, and 2020.

Vesting of the PSUs is contingent upon continuous active employment with us at the end of the applicable performance period and the level of achievement of the TSR vesting objective. See “—Compensation Discussion and Analysis—Annual Executive Compensation Decisions—Long-Term Equity-Based Incentives” above for more information.

(4)
This column reflects the closing price of our common stock on December 30, 2016 (the last trading day of fiscal year 2016), which was $15.14, multiplied by a number of PSUs based on the performance level percentage indicated in footnote (3) with respect to each PSU award.

Options Exercised and Stock Vested
The following table sets forth information on the restricted stock awards and PSUs held by our Named Executive Officers that vested during fiscal year 2016. The Company has not granted stock options or stock appreciation rights.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting (2)
Thomas B. Nusz	120,019	$685,996
Taylor L. Reid	66,575	$380,810
Michael H. Lou	49,249	$289,588
Nickolas J. Lorentzatos	32,770	$186,451
  __________________

(1)	Reflects the following restricted stock awards and PSUs held by our Named Executive Officers that vested during fiscal year 2016:

Name	2013 Annual Award (a)	2014 Annual Award (b)	2015 Annual Award (c)	Discretionary Awards (d)	Promotion Awards (e)	2012 PSUs (f)	2013 PSUs (g)	Total
Thomas B. Nusz	11,747	26,464	36,740	983	—	17,370	26,715	120,019
Taylor L. Reid	6,007	13,154	17,920	623	5,084	10,130	13,657	66,575
Michael H. Lou	4,670	9,070	15,053	563	—	9,266	10,627	49,249
Nickolas J. Lorentzatos	2,670	6,596	9,677	—	2,744	5,016	6,067	32,770

(a)	The final 1/3 tranche of shares subject to the 2013 Annual Award vested on February 15, 2016.

(b)	The second 1/3 tranche of shares subject to the 2014 Annual Award vested on February 15, 2016.

(c)	The first 1/3 tranche of shares subject to the 2015 Annual Award vested on February 14, 2016.

(d)
For Messrs. Nusz, Reid and Lou, reflects shares that were awarded to them on February 15, 2013 in recognition of their achievements and contributions to the Company. The final 1/3 tranche of these shares vested on February 15, 2016.

(e)
For Messrs. Reid and Lorentzatos, reflects shares that were awarded to them on January 15, 2014 in connection with their promotions to President and Chief Operating Officer and to Executive Vice President, General Counsel and Corporate Secretary, respectively. The second 1/3 tranche vested on January 15, 2016.

(f) The extended performance period for the PSUs granted in 2012 ended on July 31, 2016. On August 5, 2016, the Compensation Committee determined that an additional 50% of the initial performance units had been earned and authorized the settlement of such number of initial performance units in the form of shares for each Named Executive Officer on such date.

(g)
The performance period for the PSUs granted in 2013 ended on February 14, 2016. On March 9, 2016, the Compensation Committee determined that 75% of the initial performance units had been earned and authorized settlement of such number of initial performance units in the form of shares for each Named Executive Officer on such date.

(2)	The value realized upon vesting of restricted stock or PSUs, as applicable, is based on the following:
•A closing price per share of our common stock of $4.84 for shares that vested on January 15, 2016;
•A closing price per share of our common stock of $4.52 for shares that vested on February 14, 2016;
•A closing price per share of our common stock of $4.52 for shares that vested on February 15, 2016;
•A closing price per share of our common stock of $6.76 for shares that vested on March 9, 2016; and
•A closing price per share of our common stock of $8.66 for shares that vested on August 5, 2016.
Pension Benefits
Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.
Non-Qualified Deferred Compensation
We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.
Potential Payments Upon Termination and Change in Control
Employment Agreements. During 2015, we entered into amended and restated employment agreements with each of Messrs. Nusz, Reid, Lou and Lorentzatos (the “Amended Employment Agreements”) containing provisions regarding payments to be made to such individuals upon termination of their employment in certain circumstances, including in connection with a change in control.
Under the Amended Employment Agreements, upon any termination of employment, the Named Executive Officers are entitled to receive (i) accrued but unpaid salary, (ii) any unpaid annual performance bonus earned for the calendar year prior to the year in which the Named Executive Officer terminates, (iii) reimbursement of eligible expenses and (iv) any employee benefits due pursuant to their terms (collectively, the “Accrued Payments”).
Death or Disability. If any of Messrs. Nusz, Reid, Lou or Lorentzatos is terminated due to death or “disability,” then the Named Executive Officers will be entitled to receive the following amounts: (i) the Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination, (iii) an amount equal to 12 months’ worth of the Named Executive Officer's base salary, payable in a lump sum within 60 days following termination, and (iv) an amount equal to 18 months’ worth of COBRA premiums, if the Named Executive Officer elects and remains eligible for COBRA, payable in a lump sum within 60 days following termination.
Termination Other Than for Cause or Good Reason. If we terminate the employment of any of Messrs. Nusz, Reid, Lou or Lorentzatos for reasons other than “cause” (including if we do not elect to renew the Amended Employment Agreement with the Named Executive Officer), or if the Named Executive Officer terminates employment for “good reason,” then the Named Executive Officer will be entitled to receive the following amounts: (i) the Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination; (iii) an amount equal to the sum of (a) the aggregate amount of base salary payable for the remainder of the employment term (or, if greater, an amount equal to 12 months’ worth of the Named Executive Officer's base salary for Messrs. Lou and Lorentzatos and 24 months’ worth of base salary for Messrs. Nusz and Reid), plus (b) the aggregate of the product of (x) the Named Executive Officer's base salary as of the date of termination and (y) the target bonus percentage specified in such Named Executive Officer's Amended Employment Agreement (or such higher percentage specified by the Board with respect to the calendar year in which the date of termination occurs) calculated for each calendar year remaining in the term of the Amended Employment Agreement (or, if greater, an amount equal to one times the product of (x) and (y) for Messrs. Lou and Lorentzatos and two times the product of (x) and (y) for Messrs. Nusz and Reid), payable in equal monthly installments (with amounts in excess of certain limitations under Section 409A of the Internal Revenue Code payable in a lump sum within 60 days); plus (c) an amount equal to 18 months’ worth of COBRA premiums; and (iv) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the Named Executive Officer's delivery to us (and nonrevocation) of a release of claims within 50 days of his termination date.
Change in Control. Under the employment agreements in effect during 2014, in the event a “change in control” occurred, all outstanding unvested equity awards held by Messrs. Nusz, Reid, Lou and Lorentzatos would have been immediately vested in full. However, this provision providing for the single trigger vesting of equity awards has been eliminated from the Amended Employment Agreements, and has been replaced with a double trigger vesting provision. As a result, in the event a Named Executive Officer is terminated without "cause" or resigns for "good reason" within two years following a "change in control," the Named Executive Officer's outstanding unvested equity awards will vest in full. In addition, in the event a Named Executive Officer is terminated by us other than for “cause” (including if we do not elect to renew the employment agreements) or if the executive terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the Named Executive Officer is entitled to receive (i) the Accrued Payments, (ii) an amount equal to 2.99 times the sum of (a) the Named Executive Officer's annualized base salary, and (b) the target annual performance bonus he is eligible to receive for the then-current year if he had continued to perform services for the remainder of the calendar year of termination (or, if greater, the average performance bonus paid or payable to the Named Executive Officer for the two calendar years preceding the date of termination); and (iii) an amount equal to 18 months’ worth of COBRA premiums. If any of Messrs. Nusz, Reid, Lou and Lorentzatos is terminated in connection with a change in control and would receive greater benefits under another provision of his Amended Employment Agreement, the Named Executive Officer will be entitled to receive such greater benefits.
No Gross Up Payments. In the event any payments made pursuant to the Amended Employment Agreements in connection with a change in control would result in a Named Executive Officer receiving golden parachute payments that are subject to excise tax under Section 280G and 4999 of the Internal Revenue Code, we will not provide any gross-up payment for such excise taxes. Instead, the Amended Employment Agreements provide that any golden parachute payments will be paid to the Named Executive Officer in full (with the Named Executive Officer responsible for paying in full any related excise tax liability), unless reducing the amount of such payments to $1 less than the 280G safe harbor amount would result in a better net after tax position for the Named Executive Officer. Generally, the 280G safe harbor amount is equal to three times the Named Executive Officer's average annual compensation from us for the preceding five years, or such lesser period during which the Named Executive Officer was employed by us.
Messrs. Nusz, Reid, Lou and Lorentzatos are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the Amended Employment Agreements. The confidentiality covenants are perpetual, while the noncompete and nonsolicitation covenants apply during the term of the Amended Employment Agreements and for 12 months following the Named Executive Officer's termination date, except that the latter covenants will cease to apply if the Named Executive Officer is terminated for any reason on or after a change in control.
Amended and Restated Annual Incentive Compensation Plan. Under our Incentive Plan, upon the occurrence of a “change in control,” participants (including our Named Executive Officers) will receive the target annual cash bonus award amount that the participant is eligible to earn for the calendar year in which the “change in control” occurs, payable within 30 days after the date of the “change in control.”

Applicable Definitions. For purposes of the Amended Employment Agreements and the Incentive Plan, as applicable (in each case, as of December 31, 2016), the terms listed below are defined as follows:
(i) “cause” means (a) the Named Executive Officer has been convicted of a misdemeanor involving moral turpitude or a felony, (b) the Named Executive Officer has engaged in grossly negligent or willful misconduct in performing his duties, which has a material detrimental effect on us, (c) the Named Executive Officer has breached a material provision of the Amended Employment Agreement or the Incentive Plan, as applicable, (d) the Named Executive Officer has engaged in conduct that is materially injurious to us or (e) the Named Executive Officer has committed an act of fraud. Under the Amended Employment Agreements, Messrs. Nusz, Reid, Lou and Lorentzatos will have a limited period of 30 days to cure events (except in the case of a cause event described in clause (a) above).
(ii) “change in control” means (a) a person acquires 50% or more of our outstanding stock or outstanding voting securities, subject to certain limited exceptions, (b) individuals who serve as board members on the effective date of the Amended Employment Agreements or the Incentive Plan, as applicable (or who are subsequently approved by a majority of such individuals), cease for any reason to constitute at least a majority of our Board of Directors, (c) consummation of a reorganization, merger, consolidation or a sale of all or substantially all of our assets, subject to certain limited exceptions, or (d) approval by our stockholders of a complete liquidation or dissolution.
(iii) “disability” means the Named Executive Officer's inability to perform essential functions with or without reasonable accommodation, if required by law, due to physical or mental impairment.
(iv) “good reason” means, without the Named Executive Officer's express written consent, (a) a material breach by us of the Amended Employment Agreement or of our obligations under the Incentive Plan, as applicable, (b) a material reduction in the Named Executive Officer’s base salary or target performance bonus opportunity, (c) the failure by the Company to continue to provide the Named Executive Officer with the opportunity to participate in any material equity incentive compensation plan in which the Named Executive Officer was participating as of the effective date of the Amended Employment Agreement (or any comparable successor plan), (d) a material diminution in the Named Executive Officer’s authority, status, title, position, duties or responsibilities, (e) the assignment to the Named Executive Officer of any duties or responsibilities that are materially inconsistent with such status, title, position or responsibilities, (f) a change in the geographic location where the Named Executive Officer must normally perform services by more than 50 miles or (e) a requirement that the Named Executive Officer report to an employee instead of to our Board of Directors (for Mr. Nusz), or a material reduction in the authority, status, title, position, duties or responsibilities of the person to whom the Named Executive Officer reports (for all other Named Executive Officers). The Named Executive Officer must notify us within 60 days of the occurrence of any such event and we have 30 days following notice to cure.
Restricted Stock Awards. Our Named Executive Officers each hold outstanding awards of restricted stock under our LTIP as previously described in the section above entitled “—Compensation Discussion and Analysis—Annual Executive Compensation Decisions—Long-Term Equity-Based Incentives.” The vesting of the restricted stock awards will accelerate in full if a Named Executive Officer’s employment is terminated due to either death or disability. In addition, the awards are subject to the accelerated vesting provisions contained in the Amended Employment Agreements, which are described above under “—Employment Agreements.”
Certain restricted stock awards granted to the Named Executive Officers vest only upon the earliest to occur of a change in control or termination of employment due to death, disability, termination without cause or for good reason or retirement (after attaining age 60 and completing three years of service with us following the grant date of the award). None of our Named Executive Officers is currently eligible to retire for these purposes.
For purposes of all outstanding restricted stock awards, “disability,” “cause,” “good reason” and “change in control” have generally the same meaning as set forth above with respect to the Amended Employment Agreements.
Performance Share Unit Awards. Our Named Executive Officers each hold outstanding awards of PSUs under our LTIP as previously described in the section above entitled “—Compensation Discussion and Analysis—Annual Executive Compensation Decisions—Long-Term Equity-Based Incentives.” These PSUs contain certain accelerated vesting provisions in the event certain specified events occur prior to the end of the applicable performance period.
Death or Disability. If a Named Executive Officer’s employment is terminated due to death or disability, a Named Executive Officer will be deemed to have earned a number of PSUs equal to 200% of the initial number of PSUs awarded.
Without Cause or For Good Reason. If a Named Executive Officer’s employment is terminated by us without cause or by the Named Executive Officer for good reason, a Named Executive Officer will be deemed to have earned, as of the end of the applicable performance period, the number of PSUs that the Named Executive Officer would have earned if he had remained employed through the end of such performance period.
Change in Control. If a “change in control” occurs, a Named Executive Officer will be deemed to have earned the number of PSUs he would have earned at the end of the performance period, assuming that the performance period ended on the date the change in control occurs and the determination of the extent to which the TSR vesting objective has been reached will be based on actual performance against the stated criteria through the change in control date; provided, that, with respect to PSUs granted in 2013 and later years, the determination of the extent to which the TSR vesting objective has been reached will be based on the value per share received in the “change in control” transaction.
For purposes of the PSUs, “disability,” “cause,” “good reason” and “change in control” generally have the same meaning as set forth above with respect to the Amended Employment Agreements.
Quantification of Payments
The table below discloses the amount of compensation and/or benefits due to our Named Executive Officers in the event of their termination of employment and/or in the event we undergo a change in control, in either case, on December 31, 2016, and assuming that the price per share of common stock was $15.14, which was the closing price per share of our common stock on December 30, 2016 (the last trading day of fiscal year 2016). The amounts below constitute estimates of the amounts that would be paid to our Named Executive Officers upon their respective terminations and/or upon a change in control under such arrangements, and do not include any amounts accrued through December 31, 2016 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and benefits generally available to all of our salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination Due to Death or Disability	Termination Without Cause or for Good Reason(1)	Termination Without Cause or for Good Reason Following a Change in Control	Change in Control
Thomas B. Nusz
Salary(2)	$820,000	$1,640,000	$—	$—
Bonus Amounts(2)	$1,574,400	$3,542,400	$984,000	$984,000
COBRA Premiums(3)	$33,530	$33,530	$33,530	$—
Change in Control Payments(4)	$—	$—	$5,393,960	$—
Accelerated Equity Vesting(5)	$22,656,298	$21,641,294	$21,641,294	$11,924,502
Total(6)	$25,084,228	$26,857,224	$28,052,784	$12,908,502
Taylor L. Reid
Salary(2)	$500,000	$1,000,000	$—	$—
Bonus Amounts(2)	$800,000	$1,800,000	$500,000	$500,000
COBRA Premiums(3)	$33,530	$33,530	$33,530	$—
Change in Control Payments(4)	$—	$—	$2,990,000	$—
Accelerated Equity Vesting(5)	$10,390,612	$9,893,040	$9,893,040	$5,039,406
Total(6)	$11,724,142	$12,726,570	$13,416,570	$5,539,406
Michael H. Lou
Salary(2)	$420,000	$525,000	$—	$—
Bonus Amounts(2)	$672,000	$1,197,000	$420,000	$420,000
COBRA Premiums(3)	$33,530	$33,530	$33,530	$—
Change in Control Payments(4)	$—	$—	$2,511,600	$—
Accelerated Equity Vesting(5)	$8,502,669	$8,181,592	$8,181,592	$4,230,710
Total(6)	$9,628,199	$9,937,122	$11,146,722	$4,650,710
Nickolas J. Lorentzatos
Salary(2)	$360,000	$450,000	$—	$—
Bonus Amounts(2)	$460,800	$820,800	$288,000	$288,000
COBRA Premiums(3)	$33,530	$33,530	$33,530	$—
Change in Control Payments(4)	$—	$—	$1,937,520	$—
Accelerated Equity Vesting(5)	$5,626,917	$5,363,220	$5,363,220	$2,766,695
Total(6)	$6,481,247	$6,667,550	$7,622,270	$3,054,695
__________________

(1)	Also reflects amounts for termination due to non-extension of the Amended Employment Agreements.

(2)
Based on annualized base salary and target bonus percentage in effect for each Named Executive Officer as of December 31, 2016. For purposes of calculating any pro-rata bonus, the dollar value of the bonus awards actually awarded to each Named Executive Officer by our Compensation Committee for 2016 service was used, without pro-ration, since December 31, 2016 was the last day of the calendar year to which such bonus related. For purposes of quantifying the amount of the severance payments to Messrs. Nusz, Reid, Lou and Lorentzatos in the event of their termination without “cause” or for “good reason,” (a) the “Salary” amount was calculated as the base salary that the Named Executive Officer would have received for a period of 15 months (the number of months remaining in the term of the Amended Employment Agreement for each Named Executive Officer), for Messrs. Lou and Lorentzatos, and 24 months, for Messrs. Nusz and Reid, and (b) the “Bonus Amount” was calculated as, for Messrs. Lou and Lorentzatos, 1.25 (the number of calendar years remaining in the term of the Amended Employment Agreement for each Named Executive Officer) times, and for Messrs. Nusz and Reid 2 times, the product of (i) the annualized base salary and (ii) the target bonus percentage in effect for 2016, plus the pro-rata bonus amount.

(3)	Reflects 18 months’ worth of COBRA premiums at $1,862.79 per month.

(4)	Based on annualized base salary and target bonus percentage in effect for each Named Executive Officer as of December 31, 2016.

(5)
The value of accelerated equity awards is based upon the closing price per share of our common stock on December 30, 2016 (the last trading day of fiscal year 2016), which was $15.14, multiplied by the number of outstanding restricted shares or PSUs that would vest upon the occurrence of the event indicated. We calculated the number of PSUs that would become earned upon the occurrence of the event indicated according to the provisions of the Notice of Grant of

Performance Awards for each PSU award as follows: (i) upon termination due to death or disability, 200% of the initial PSUs (or remaining PSUs in the case of the awards granted in 2013) are earned; (ii) upon occurrence of a change in control, the percentage of initial PSUs earned depends on which quartile or percentile the Company's TSR percentage falls relative to the other companies in the PSU comparator group, assuming the applicable performance period ended on the date of the change in control; and (iii) upon termination without cause or for good reason, the percentage of initial PSUs earned is determined at the end of the originally stated performance period; however, for purposes of the event indicated in this clause (iii), we have calculated assumed performance at the end of the applicable originally stated performance period using the same formula stated in footnote (3) to the "Outstanding Equity Awards at Fiscal Year End" table above because we believe it represents a reasonable estimate of the Company's TSR performance at the end of each originally stated performance period. The values reported in the table above only take into account awards that were outstanding on December 31, 2016, and do not include the awards granted to our Named Executive Officers in January 2017, which such awards are discussed above in the CD&A.

(6)
The aggregate total amount of compensation payable in connection with the triggering events has not been reduced to reflect any cut back in benefits or payments that would be made in connection with a change in control pursuant to the terms of the Amended Employment Agreements. The Amended Employment Agreements provide that golden parachute payments will be paid in full or reduced to fall within the 280G safe harbor amount, whichever will provide a better net after-tax position for a Named Executive Officer. For purposes of this disclosure, we have reflected the maximum amount potentially payable to each Named Executive Officer under each given scenario even though such maximum amounts could be reduced pursuant to the cutback language included in the Amended Employment Agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of common stock as of March 8, 2017 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

Name of Person or Identity of Group	Number of Shares	Percentage of Class(1)
Dimensional Fund Advisors LP (2)	19,638,432	8.3%
The Vanguard Group, Inc. (3)	18,479,191	7.8%
BlackRock, Inc.(4)	16,145,842	6.8%
SPO Advisory Corp.(5)	13,262,426	5.6%
Thomas B. Nusz(6)(7)	1,569,546	*
Taylor L. Reid(6)(8)	1,765,727	*
Michael H. Lou(6)	329,687	*
Nickolas J. Lorentzatos(6)	193,336	*
William J. Cassidy(6)	67,990	*
Ted Collins, Jr.(6)	140,040	*
John E. Hagale(6)	44,100	*
Michael McShane(6)	202,690	*
Bobby S. Shackouls(6)(9)	60,290	*
Douglas E. Swanson, Jr.(6)	74,790	*
All directors and executive officers as a group (10 persons)(6)	4,448,196	1.9%
  __________________

*	Less than 1%.

(1)	Based upon an aggregate of 237,480,468 shares outstanding as of March 8, 2017.

(2)
According to a Schedule 13G, dated February 9, 2017, filed with the SEC by Dimensional Fund Advisors LP ("Dimensional"), Dimensional has sole voting power over 19,394,676 of these shares and sole dispositive power over all of these shares. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(3)
According to a Schedule 13G/A, dated February 10, 2017, filed with the SEC by The Vanguard Group, Inc., it has sole voting power over 278,316 of these shares, sole dispositive power over 18,191,827 of these shares, shared voting power over 19,824 of these shares, and shared dispositive power over 287,364 of these shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 267,540 of these shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 30,600 of these shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
According to a Schedule 13G/A, dated January 25, 2017, filed with the SEC by BlackRock, Inc., it has sole voting power over 15,598,671 of these shares, sole dispositive power over 16,141,405 of these shares, shared voting power of 4,437 of these shares, and shared dispositive power over 4,437 of these shares. BlackRock, Inc. filed this 13G as a parent holding company for the following subsidiaries: BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweitz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Japan Co Ltd; and BlackRock Life Limited. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)
According to a Schedule 13G/A, dated February 14, 2017, filed with the SEC by SPO Advisory Corp., 12,294,126 shares of the issuer's common stock are owned directly by SPO Partners II, L.P. ("SPO Partners"), and may be deemed to be indirectly beneficially owned by (i) SPO Advisory Partners, L.P ("SPO Advisory"), the sole general partner of SPO Partners, (ii) SPO Advisory Corp. ("SPO Corp."), the sole general partner of SPO Advisory, and (iii) John H. Scully ("JHS") and Eli J. Weinberg ("EJW"), the two controlling persons of SPO Corp. Additionally, 968,300 shares of the issuer's common stock are owned directly by San Francisco Partners, L.P. ("SF Partners"), and may be deemed to be indirectly beneficially owned by (i) SF Advisory Partners, L.P. ("SF Advisory"), the sole general partner of SF Partners,

(ii) SPO Corp., the sole general partner of SF Advisory, and (iii) JHS and EJW, the two controlling persons of SPO Corp. Furthermore, 113,500 shares of the issuer's common stock are owned directly by Phoebe Snow Foundation ("PSF") and 698,000 shares are owned directly by Scully Memorial Foundation ("SMF"); these shares may be deemed to be beneficially owned by JHS solely in his capacity as a controlling person, director, and executive officer of PSF and SMF, respectively. Additionally, 1,842 shares are owned directly by Ian R. McGuire. The address of SPO Advisory Corp. is 591 Redwood Highway, Suite 3125, Mill Valley, California 94941.

(6)	Executive officer or director of the Company.

(7)
As of March 8, 2017, Mr. Nusz has pledged 800,000 of these shares as security for personal loans. The number of Mr. Nusz's pledged shares has decreased by nearly 30% as compared to the number disclosed in the Company's proxy statement for the 2016 annual meeting. Except with respect to Mr. Nusz, the Board has not approved any pledges of Company securities by any of our executive officers or directors and does not expect to do so in the future.

(8)
Mr. Reid has sole voting power over 1,240,727 of these shares and shared voting power over 525,000 of these shares. 525,000 of these shares are held by West Bay Partners, Ltd., a limited partnership formed for family investment purposes. The sole general partner of West Bay, a Texas limited liability company, is controlled by Mr. Reid and his wife, and the limited partners of West Bay consist of Mr. Reid, his immediate family members and trusts formed for their benefit.

(9)
Mr. Shackouls has sole voting power over 35,445 of these shares, of which 24,845 are held by grantor retained annuity trusts of which Mr. Shackouls is trustee. The remaining 24,845 shares are held by grantor retained annuity trusts of which Mr. Shackouls's wife is trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2016.

ITEM 1
ELECTION OF DIRECTORS
The Board of Directors has nominated the following individuals for election as Class I directors of the Company to serve for a three year term to expire in 2020 and until either they are re-elected or their successors are elected and qualified:

Ted Collins, Jr. Director Since: 2011 Age: 78 Independent Committee Memberships: • Audit • Nominating & Governance
Background
Ted Collins, Jr. has served as our Director since February 2011 and serves on our Audit and Nominating and Governance Committees. Mr. Collins is currently an independent oil and gas operator. He serves as a director on the Boards of CLL Global Research Foundation, Energy Transfer Group, L.P. and RSP Permian, Inc. Mr. Collins began his career in 1960 as a Petroleum Engineer with Pan American Petroleum Corporation. He left in 1963 to become an independent oil operator. He then joined American Quasar Petroleum Company as Executive Vice President in 1969 until 1982 at which time he became President of Enron Oil & Gas Company, whose predecessor companies were HNG Oil Co. and HNG/InterNorth Exploration. He left Enron in 1988 and became President of Collins & Ware, Inc., an independent oil and gas exploration and production company, which sold the majority of its assets to Apache Corp. in 2000. From 2000 to 2006, he served as President of Collins & Ware Investments Co. He earned his Bachelor of Science in Geological Engineering from the University of Oklahoma.

Skills and Qualifications
Mr. Collins provides extensive industry and management experience to the Board. He is currently an independent oil and gas operator, and he has served as the President and in executive management of large oil and gas companies. He also sits on the board of two additional publicly-traded energy companies. Mr. Collins is well positioned to provide key insight into asset management, operations and strategy, and the Board benefits from his experience in managing large organizations.

John E. Hagale Director Since: 2016 Age: 60 Independent Committee Memberships: • Audit • Nominating & Governance Audit Committee Financial Expert
Background
John E. Hagale has served as our Director since July 2016 and serves on our Audit and Nominating & Governance Committees. Mr. Hagale served as Executive Vice President and Chief Financial Officer of Rosetta Resources Inc. from November 2011 until the completion of the merger of Rosetta with Noble Energy, Inc. in July 2015. Prior to joining Rosetta, Mr. Hagale was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of The Methodist Hospital System from June 2003 through October 2011. He was also employed with Burlington Resources Inc. and its predecessor Burlington Northern Inc. for 15 years where he held a series of executive financial positions with increasing responsibilities, including Executive Vice President and Chief Financial Officer of Burlington. Mr. Hagale began his career with Deloitte Haskins and Sells. Mr. Hagale holds a Bachelor of Business Administration degree in Accounting from the University of Notre Dame. He has more than 30 years of financial and accounting experience and is a certified public accountant. Mr. Hagale currently serves on the Board of Directors of Cobalt International Energy, Inc.

Skills and Qualifications
Mr. Hagale brings significant oil and gas financial expertise to the Board. He has served as the Chief Financial Officer for two large publicly-traded energy companies and, currently, sits on the Board of another publicly-traded energy company. Mr. Hagale serves the Board as an Audit Committee financial expert. The combination of Mr. Hagale's industry and financial experience is invaluable to the Board, especially with respect to the current challenging market environment.

Douglas E. Swanson, Jr. Director Since: 2007 Age: 45 Independent Committee Memberships: • Compensation, Chair • Nominating & Governance
Background
Douglas E. Swanson, Jr. has served as our Director since our inception in March 2007, is the Chair of our Compensation Committee and serves on our Nominating and Governance Committee. Mr. Swanson is a Managing Partner of EnCap Investments L.P., an investment management firm, which he joined in 1999. Prior to his position at EnCap, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson has extensive industry experience serving on numerous boards of private oil and gas exploration and production companies over his 17-year history with EnCap and is a member of the Independent Petroleum Association of America and the Texas Independent Producers & Royalty Owners Association. Mr. Swanson has also served as a director of Eclipse Resources Corporation since January 2011, and has served as a director of Earthstone Energy, Inc. since December 2014. Mr. Swanson holds a Bachelor of Arts in Economics and a Masters of Business Administration, both from the University of Texas at Austin.

Skills and Qualifications
Mr. Swanson is a managing partner at an investment management firm and brings to the Board a wealth of experience in energy finance and oil and gas investments, as well as knowledge gained serving on numerous boards of public and private oil and gas exploration and production companies during his tenure with the firm. He has also been a director of the Company since its inception in 2007 and, thus, possesses a superior knowledge of the Company. Mr. Swanson has significant experience with financial and other issues, trends and opportunities affecting the Company and the oil and gas industry as a whole, providing the Board with valuable expertise when evaluating potential acquisition opportunities and exploration projects.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.
The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2017. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since its inception on February 26, 2007. The 2016 audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting was completed on February 23, 2017.
The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.
Audit and All Other Fees
The table below sets forth the aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the last two years (in thousands):

	2016	2015
Audit Fees(1)	$1,240	$1,366
Tax Fees(2)	38	105
All Other Fees(3)	2	2
Total	$1,280	$1,473
  __________________

(1)
Audit fees represent fees for professional services provided in connection with: (a) the annual audits of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting; (b) the review of the Company’s quarterly consolidated financial statements; and (c) review of the Company’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2016 and 2015.

(2)	Tax fees represent tax return preparation and consultation on tax matters.

(3)	All other fees include any fees billed that are not audit, audit related, or tax fees. In 2016 and 2015, these fees related to accounting research software.
The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of PricewaterhouseCoopers LLP’s audit, tax and other services. For the year ended December 31, 2016, the Audit Committee pre-approved each of the services described above.
The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the registered public accounting firm of the Company for 2017.

ITEM 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION
Introduction
Section 14A(a)(1) of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this proxy statement, beginning on page 19. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, objectives and practices described in this proxy statement.
Philosophy. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our executives based on performance. Our compensation program is designed to reward performance that supports our long-term strategy and achievement of our short-term goals. We believe that compensation should:

•
Be competitive. Compensation should help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	Be aligned with stockholder interests. Compensation should align the interests of the individual with those of our stockholders with respect to long-term value creation;

•
Pay for performance. Compensation should pay for performance, whereby an individual’s total direct compensation is heavily influenced by company performance and directly tied to the attainment of annual company performance targets; and

•
Encourage individual accountability. Compensation should reflect each individual's contribution to the attainment of annual company performance targets, and the unique qualifications, skills, experience and responsibilities of the individual.

To accomplish these goals, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.
As described in the CD&A, we believe our compensation program is effective, appropriate, and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination of employment or change of control) are reasonable and not excessive. As you consider this Item 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this proxy statement.
2016 Highlights. In particular, please review the "Impact on 2016 Compensation Decisions" section in the CD&A. Due to industry and market conditions, the Compensation Committee made the following determinations with respect to the compensation of our Named Executive Officers for 2016:

•	for the second year in a row, no increases to base salary for any Named Executive Officer for 2016 (base salaries for 2015 and 2016 were below the 50th percentile of our compensation peer group);

•
restricted stock and PSU awards granted in 2016 were significantly reduced from what the Named Executive Officer would have been awarded based on Company performance in 2015, and were granted at approximately 60% of target for our Chief Executive Officer, and less than 65% of target for our other Named Executive Officers.

Program Highlights. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

•	Equity-based awards generally incorporate a three-year vesting period to emphasize long-term performance and executive officer commitment;

•
Our annual performance-based cash incentive awards incorporate numerous financial and/or strategic performance metrics in order to properly balance risk with the incentives to drive our key annual financial and/or strategic initiatives and impose maximum payouts to further manage risk and the possibility of excessive payments;

•
We have focused our executives on long-term stockholder value creation through our use of equity-based awards, including PSUs tied to relative TSR performance, and the adoption of stock ownership guidelines that encourage our senior executives to own a significant amount of the Company’s stock; and

•
Cash payments under the Change in Control and Severance Benefit Plan and similar provisions of employment agreements, including equity-based award acceleration, require a double trigger (i.e., a termination of employment in connection with a change in control).

Advisory Vote. As an advisory vote, Item 3 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Text of the Resolution to be Adopted
We are asking stockholders to vote “For” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the CD&A, the 2016 Summary Compensation Table and the other related tables and disclosures.”
Vote Required
The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2017 Annual Meeting is required for approval of Item 3. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Recommendation of our Board of Directors
The Board of Directors unanimously recommends an advisory vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ITEM 4

ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Introduction
In addition to the advisory “say on pay” vote, Section 14A of the Exchange Act also requires a related non-binding advisory vote that enables our stockholders to indicate how frequently we should seek an advisory “say on pay” vote, such as Item 3 included in this proxy statement, on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on Item 4, stockholders may indicate whether future advisory “say on pay” votes should occur every three years, every two years or every year. In addition, stockholders may abstain from voting on this Item 4. Exchange Act Section 14A requires the Company to hold the advisory vote on the frequency of the "say-on-pay" vote at least once every six years. After careful consideration of this Item 4, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for our company, and therefore our Board of Directors recommends that you support a frequency period of every year for the advisory vote on executive compensation.
In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct and immediate input on our compensation philosophy, policies and practices as annually disclosed in the proxy statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance and executive compensation matters and will enable us to determine current stockholder sentiment. However, stockholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in some cases, it may not be appropriate or feasible to change our executive compensation program in consideration of any one year's advisory vote by the time of the following year's annual meeting. We understand from conversations with our stockholders that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this Item 4.
You may cast your vote on your preferred voting frequency by choosing one of the options below (not solely for or against the recommendation of the Board of Directors):
Choice 1: every year
Choice 2: every two years
Choice 3: every three years
Choice 4: abstain from voting.
Vote Required
The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2017 Annual Meeting is required for approval of Item 4. However, because Item 4 has three possible substantive responses (every three years, every two years and every year), if none of the frequency alternatives receives the vote of holders of a majority of the shares present and entitled to be voted, then we will consider stockholders to have approved the frequency selected by holders of a plurality of the shares present and entitled to be voted. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Although non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results on this Item 4. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory “say on pay” votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders or material changes to compensation programs.
Recommendation of our Board of Directors
The Board of Directors unanimously recommends an advisory vote "FOR" a frequency of EVERY year for future advisory "say on pay" stockholder votes on the compensation of our named executive officers.

IDENTIFICATION OF DIRECTOR CANDIDATES
It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period. The Board and the Nominating and Governance Committee are also committed to providing investors with disclosure concerning the backgrounds, skills and qualifications of our directors, as we have done in Item 1 - Election of Directors. We have found that the diversity and strength of our directors’ professional and leadership experience allows for open and robust dialog and enhances the Board’s decision making ability.
The Board and the Nominating and Governance Committee have reflected in the charter of the Nominating and Governance Committee our commitment to consider diversity in professional experience, skills and background; diversity in race and gender; and the optimal enhancement of the current mix of talent and experience on the Board when considering individual director candidates and future opportunities for strengthening our Board’s composition. In that regard, the Nominating and Governance Committee endeavors to achieve an overall variety and mix of diversity in such areas among our directors over time. The Nominating and Governance Committee believes the current members of the Board reflect diverse experience in the oil and gas industry and accounting and investment analysis fields, among other areas, as well as demonstrated leadership experience. The Nominating and Governance Committee will continue to seek opportunities to enhance this diversity. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee. The search firm will also assist the Nominating and Governance Committee to identify candidates reflecting diversity, including with regard to race, gender and specialized experience.

STOCKHOLDER PROPOSALS
Any stockholder of the Company who desires to submit a proposal for action at the 2018 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than November 24, 2017 unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper, including as to compliance with Rule 14a-8) will be included in the Company’s proxy materials.
Any stockholder of the Company who desires to submit a proposal for action at the 2018 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 5, 2018 and February 4, 2018, unless the Company notifies the stockholders otherwise. In addition to being proper for stockholder action and comply with applicable law, such Non-Rule 14a-8 Proposals must be submitted in accordance with, and include the information and materials required by, the Company’s Amended and Restated Bylaws and, to the extent applicable, Certificate of Incorporation. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 4, 2018, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal. The foregoing advance notice window and deadlines also apply to stockholder nominations of director candidates submitted pursuant to applicable law and the Company’s Amended and Restated Bylaws to stand for election at the applicable annual meeting; any such stockholder nominations must comply with applicable law and be submitted in accordance with, and include the information required by, the Company’s Amended and Restated Bylaws and, to the extent applicable, Certificate of Incorporation.
“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2018 if that nomination is submitted in writing, between January 5, 2018 and February 4, 2018, to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•	the nominee’s name, address and other personal information;

•	the number of shares of each class and series of stock of the Company held by such nominee;

•	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

•	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.
Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.
Written requests for inclusion of any stockholder proposal should be addressed to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES
Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate votes for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.
STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2016, is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 4, 2017:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 ARE AVAILABLE FREE OF CHARGE AT www.proxyvote.com.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy

Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002 or by calling (281) 404-9600. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING
For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Broadridge. Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Time, on Wednesday, May 3, 2017. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.
For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.
*****
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors

Nickolas J. Lorentzatos
Corporate Secretary
Houston, Texas
March 22, 2017

OASIS PETROLEUM INC.
1001 FANNIN STREET, SUITE 1500
HOUSTON TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Ted Collins, Jr. 02 John E. Hagale 03 Douglas E. Swanson, Jr.

The Board of Directors recommends you vote FOR proposals 2.and 3.

The Board of Directors recommends you vote 1 YEAR on proposal 4.

	1 year	2 years	3 years	Abstain
4. To approve, on an advisory basis, the selection of the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

NOTE: To transact such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000315323_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

OASIS PETROLEUM INC.
Annual Meeting of Stockholders
May 4, 2017 9:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas B. Nusz and Nickolas J. Lorentzatos, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote all the shares of common stock of Oasis Petroleum Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 4, 2017, and any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE "FOR ALL" ON THE ELECTION OF DIRECTOR NOMINEES, "FOR" AS TO ITEMS 2 AND 3, AND "1 YEAR" AS TO ITEM 4. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

0000315323_2 R1.0.1.15

Continued and to be signed on reverse side